Exhibit 10.3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).  Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) dated as of March 29th, 2019 (“Effective Date”) is entered into between Puma Biotechnology, Inc., a corporation organized and existing under the laws of Delaware with its principal place of business at 10880 Wilshire Blvd, Los Angeles, CA 90024 (“Licensor”) and Pierre Fabre Medicament SAS, a company duly organized and existing under the laws of France, having offices and principal place of business at 45, Place Abel Gance 92100 Boulogne Billancourt, France (“Licensee”).

BACKGROUND

A.Licensor owns or controls certain patents, know-how and other intellectual property relating to the product known as Nerlynx® and has obtained marketing approval for such product in the European Union;

B.Licensee has experience in developing, marketing and distributing pharmaceutical products; and

C.Licensor is willing to grant to Licensee, and Licensee desires to obtain, certain exclusive rights and licenses with respect to the development, manufacture, registration and commercialization of Nerlynx® in certain countries.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

1.1“Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall refer to: (a) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such entity.

1.2“Annual Royalty Bearing Net Sales” shall mean the Royalty Bearing Net Sales generated (a) over any given Calendar Year, (b) the period comprised between the First Commercial Sale of the Product and December 31 of the year of the First Commercial Sale, or (c) the period comprised between January 1 and the date of expiration of the Royalty Term or termination of the Agreement, as applicable.

1.3“Background Agreements” means the (i) Pfizer License Agreement and (ii) the License Agreement between The General Hospital Corporation d/b/a Massachusetts General Hospital and Wyeth, an Affiliate of Pfizer Inc., acting through its Wyeth Pharmaceuticals Divisions dated December 21, 2006.

1.4“Business Days” shall mean any day other than Saturday, Sunday or any other day on which commercial banks in USA or France are authorized or required by law to remain closed.

1.5“Calendar Quarter” shall mean the respective periods of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.6“Calendar Year” shall mean any twelve (12) month period commencing on January 1.

1.7“Clinical Studies” shall mean any human clinical study of the Product, whether interventional or not, including without limitation Post-Approval Marketing Studies and PRAS.

1.8“Combination Product” shall mean any pharmaceutical preparations, in any dosage strengths, formulations and methods of administration, that include the Compound and at least one (1) Other Active Ingredient, whether co-formulated or co-packaged.

1.9“Commercialize” shall mean to market, promote, distribute, import, export, offer to sell and/or sell a product and/or conduct related commercialization activities. “Commercialization” and “Commercializing” shall have the correlative meanings.

1.10“Commercially Reasonable Efforts” shall mean with respect to the Development or Commercialization of the Product, that level of efforts and resources commonly dedicated in the research-based pharmaceutical industry by a company to the development or commercialization, as the case may be, of a product of similar commercial potential at a similar stage in its lifecycle, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then current competitive environment for such product and the likely timing of such product's entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors.

1.11“Compound” shall mean the compound known as “neratinib,” and all stereoisomers, all salts, solvates, hydrates, and polymorphs, as well as solid forms of any of the foregoing.

1.12“Control” (including any variations such as “Controlled” and “Controlling”), shall mean with respect to any Intellectual Property Rights, material or document, the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Intellectual Property Rights, or to provide or provide access to such material or document, to the other Party without breaching the terms of any agreement with a Third Party.

1.13“Cover” shall mean with respect to any Patent and activity, that such Patent would be infringed by such activity in the absence of the licenses granted pursuant to this Agreement.

1.14“CTA” shall mean a Clinical Study application (including any amendments thereto) as provided for in European Community Directive 2001/20/EC and the regulations promulgated thereunder, filed with a Regulatory Authority in the European Union before the commencement of Clinical Studies for the Product, or any comparable filing with any Regulatory Authority in any other jurisdiction within or outside the Licensee Territory (including any Investigational New Drug Application filed with a Regulatory Authority in the United States pursuant to 21 C.F.R. §321).

1.15“Data” shall mean, subject to Article 4.2, any and all research data, pharmacology data, preclinical data, clinical data, including raw data, as well as marketing, market access, pharmacovigilance, and other data related to the Product, in each case to the extent Controlled by a Party or its Affiliates as of the Effective Date or during the term of this Agreement.

1.16“Data Protection Law” means all applicable Laws, including the Health Insurance Portability and Accountability Act (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”) and any national legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time, including European Data Protection Laws.

1.17“Data Subject” means a natural person who is identified or identifiable natural person.  An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

1.18“Development” or “Develop” shall mean development activities, including, with respect to drugs, research, preclinical activities, Clinical Studies, test method development and stability testing, assay development and audit development, toxicology, formulation, as the case may be.

1.19“DMF” shall mean a drug master file and all equivalents in any country or jurisdiction for the Product, and any components of such Product, submitted by a Party and/or its applicable Subcontractor(s) to Regulatory Authorities. For the avoidance of doubt, DMF shall include any active substance master files.

1.20“EC” shall mean the European Commission, or any successor entity thereto performing similar functions.

1.21“EMA” shall mean the European Medicines Agency, or any successor entity thereto performing similar functions.

1.22“Encumbered Territory” shall mean those countries within the Licensor Territory, excluding the Non-Encumbered Territory.

1.23“European Data Protection Laws” means the General Data Protection Regulation 2016/679 (the “GDPR”), the e-Privacy Directive 2002/58/EC, the e-Privacy Regulation 2017/003 (once it takes effect), and any relevant Law, or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.24“EU Standard Contractual Clauses” means those standard contractual clauses issued by the European Commission that offer sufficient safeguards on data protection for Personal Data to be transferred internationally, which presently consist of two sets of standard contractual clauses for transfers from data controllers in the European Union to controllers established outside the European Union or European Economic Area (Decision 2001/497/EC and Decision 2004/915/EC) and one set of standard contractual clauses for transfers of Personal Data from controllers in the European Union to processors established outside the European Union or European Economic Area (Decision 2010/87/EU), in each case as amended, consolidated, re-enacted or replaced from time to time.

1.25“FDA” shall mean the US Food and Drug Administration, or any successor entity thereto.

1.26“Field” shall mean all therapeutic and prophylactic indications for human or veterinary use.

1.27“First Commercial Sale” shall mean the first sale for use or consumption by an end user of the Product following receipt of the first Marketing Approval of such Product in a country in the Licensee Territory.

1.28“FTE” shall mean a commitment of time and effort to constitute full-time, which shall consist of [***] for a twelve (12) month period, equivalent person (i.e., one fully committed person or multiple partially committed persons aggregating to one (1) full time person), with appropriate Development, regulatory or other relevant capabilities and seniority employed by a Party or its Affiliates assigned to directly perform specified activities with respect to the Shared Clinical Trial and/or the Post-Approval Marketing Studies, as applicable, pursuant to this Agreement.

1.29“FTE Costs” means the product of: (a) that number of FTEs (proportionately, on a per-FTE basis) used by a Party or its Affiliates in directly performing the activities with respect to any Shared Clinical Trial and Post-Approval Marketing Studies, as applicable, multiplied by (b) the applicable FTE Rate.

1.30“FTE Rate” means, unless otherwise agreed between the Parties, an annual rate per FTE of [***] per year, which may be prorated on a daily or hourly basis as necessary and as may be adjusted from time to time by mutual agreement of the Parties.  This annual FTE Rate is “fully burdened” and will cover employee salaries, benefits, travel (e.g., airfare, mobile allowance, meal expenses, and hotel expenses) and other incidental expenses incurred by such personnel in the ordinary course of employment, and such facilities and equipment and other materials and services including ordinary laboratory and manufacturing consumables procured from distributors of relevant products as they may use.

1.31“GAAP” shall mean, with respect to a Person, the generally accepted accounting principles in the United States as consistently applied to such Person, including with respect to Licensee, International Financial Reporting Standards.

1.32“Generic Competitors” shall mean, with respect to the Product being sold in a country, one or more Generic Drugs therefor, where a “Generic Drug” is a generic pharmaceutical product (a) sold under a Marketing Approval granted by a Regulatory Authority to a Third Party (who is not a Sublicensee of Licensee or otherwise has been authorized by Licensee to sell such product), (b) that contains the same Compound as the relevant Product (whether or not in the same formulation or a similar formulation as the Product), and (c) is approved in reliance on a prior Marketing Approval of the Product granted to by the applicable Regulatory Authority, including for the avoidance of doubt the Marketing Approval to be transferred from Licensor to Licensee in accordance with Article 4.6(a).  For purposes of the foregoing, different salts, esters, ethers, isomers, mixtures of isomers, complexes or derivatives of the Compound shall be considered to be the same Compound, unless they differ significantly in properties with regard to safety and/or efficacy from such Compound.

1.33“Generic Market Share” means, with respect to the Product in a country, the total unit volume of Generic Competitors(s) of such Product sold in such country, as a percentage of the combined unit volume of such Product and such Generic Competitor(s), in the aggregate in such country. Such unit volumes shall be determined based on data provided by a reputable Third Party data source generally accepted in the pharmaceutical industry in the relevant country, such as IQVIA.

1.34“Good Clinical Practice” or “GCP” shall mean the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which the Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.35“Good Laboratory Practice” or “GLP” shall mean the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.36“Good Manufacturing Practices” or “GMP” shall mean current good manufacturing practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products), subject to any arrangements, additions, or clarifications agreed in writing from time to time between the Parties.

1.37“Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

1.38“Indication” shall mean an initial, expanded or additional patient population for which use of the Product is indicated, as reflected or to be reflected in the approved label for the Product.

1.39“Initial Indication” shall mean extended adjuvant treatment of an adult patients with early stage hormone receptor positive HER2-overexpressed/amplified breast cancer and who are less than one year from the completion of prior adjuvant trastuzamab based therapy.

1.40“Inventions” means any and all inventions (whether or not patentable), that are conceived during the term of this Agreement and in the course of activities conducted pursuant to this Agreement by one or more employees, Affiliates, sublicensees (including Sublicensees) or independent contractors of Licensor and/or Licensee.

1.41“Investigator Sponsored Clinical Study” shall mean a Clinical Study of the Product that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party or its Affiliate or Sublicensee and who does not have a license from a Party or its Affiliate or Sublicensee to Commercialize such Product, pursuant to a CTA owned by such Third Party, and with respect to which a Party or its Affiliate or Sublicensee provides clinical supplies of the Product, funding or other support for such Clinical Study.

1.42“Intellectual Property Rights” shall mean all Patents, trade secrets, copyrights, Trademarks, moral rights, Know-How and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

1.43“Know-How” shall mean any invention, discovery, Data, information, process, method, technique, material (including any chemical or biological material), technology, result, cell line, compound, probe, sequence or other know-how, whether or not patentable.

1.44“Law” shall mean any applicable national, supranational, federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority, including any rules, regulations, guidelines, directives or other requirements of Regulatory Authorities, including all GMP, GLP and GCP, and including all laws pertaining to the pharmaceutical industry or the healthcare industry, anti-trust or competition laws and all anti-bribery or anti-corruption laws, as applicable.

1.45“Licensed Intellectual Property” shall mean the Licensed Patents and the Licensed Technology.

1.46“Licensed Patents” shall mean any and all Patents Controlled by the Licensor or its Affiliates, including the Patents licensed to the Licensor under the Background Agreements, as of the Effective Date or at any time during the term of this Agreement that:

(a)are listed in EXHIBIT 1; or

(b)but for the license granted under this Agreement, would be infringed by the Development, Manufacture, registration or Commercialization of the Product in the Field in the Licensee Territory, in each case (a) and (b), including all additions, divisions, continuations, continuations-in-part, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, inventors’ certificates, substitutions, extensions and renewals of any the Patents listed on EXHIBIT 1 and of the Patents that satisfy the requirements of subsection (b) above.  For the avoidance of doubt, to the extent included in the foregoing, “Licensed Patent” shall:

(i)include any Patent claim that claims the composition of matter of, or any method of making or method of using, a Compound Combination, where a “Compound Combination” is the combination of the Compound together with any one or more Other Active Ingredients as a Combination Product;

(ii)exclude any Patent claim that solely claims any composition of matter of, or method of making or method of using, any Other Active Ingredient or the composition of matter of, or any method of making or method of using, any combination of active ingredients other than a Compound Combination; and

(iii)include any Patent claim that claims, generically, the composition of matter of or the method of making or method of using both the Compound and an Other Active Ingredient.

1.47“Licensed Technology” shall mean all Know-How or other information that is Controlled by Licensor or its Affiliates, including Know-How licensed to Licensor under the Background Agreements as of the Effective Date, or at any time during the term of this Agreement, that is not generally known and is necessary or reasonably useful for the conduct of the Development, Manufacture, Commercialization and otherwise the exploitation of the Compound and the Product in accordance with this Agreement.

1.48“Licensee Territory” shall mean Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Norway, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom, Switzerland, Albania, Bosnia-Herzegovina, Croatia, Kosovo, Republic of Macedonia, Montenegro, Serbia, Tunisia, Algeria, Morocco, Western African Countries and any other countries as may be added from time to time pursuant to Article 2.6 or by mutual agreement.

1.49“Licensor Territory” shall mean all countries of the world other than the Licensee Territory.

1.50“Major Markets” mean [***].

1.51“Manufacture” shall mean all activities related to the production of the Product and any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labelled form, and in intermediate states, in each case, to the extent used in the Product, and includes without limitation reference standard preparation, purification, formulation, scale-up, packaging, disposition of product, quality assurance oversight, quality control testing (including in-process release and stability testing), storage of product or any component or ingredient thereof and validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing.

1.52“Manufacturing Agreements” shall mean that [***].

1.53“Manufacturing Standards” shall mean all applicable specifications, GMP and any requirements of any Regulatory Authority.

1.54“Market Access” shall mean any and all processes and activities conducted to establish, seek and maintain national country pricing and reimbursement, including Pricing and Reimbursement Approval, as well as country level, regional and local payor processes and activities to obtain and maintain local and regional patient access for the Product, including price setting, national mandatory rebate negotiations with applicable Governmental Authorities and preparing reimbursement and economic dossiers.

1.55“Marketing Approval” shall mean such approvals, licenses, registrations or authorizations granted, provided or otherwise issued by the applicable Regulatory Authority(ies) in a country, that are necessary to Commercialize the Product in such country. Marketing Approval shall not include Pricing and Reimbursement Approval.

1.56“Marketing Approval Application” shall mean an application requesting Marketing Approval for the Commercialization of the Product for a particular Indication in a particular jurisdiction filed with the relevant Regulatory Authorities in such jurisdiction.

1.57“Materials” shall have the meaning set forth in Article 8.1(a).

1.58“Material Agreements” shall mean the Background Agreements and the Manufacturing Agreements.

1.59[***].

1.60“Net Sales” means the gross amount invoiced by or on behalf of Licensee, its Affiliates and their respective Sublicensees for sales of the Product in the Licensee Territory (other than sales among Licensee, its Affiliates or Sublicensees for subsequent resale in which case the first sale to a Third Party that is not a Sublicensee shall be used for calculation of Net Sales), less the following deductions if and to the extent they are (i) included in the gross invoiced sales price of the Product or otherwise directly incurred by Licensee, its Affiliates and their respective Sublicensees with respect to the sale of the Product, (ii) normal and customary for Licensee, its Affiliates or their respective Sublicensees as applicable, and (iii) not otherwise deducted in computing other amounts hereunder:

(a)rebates, quantity and cash discounts, and other discounts to customers,

(b)taxes (except income taxes) and tariffs or duties paid, absorbed or allowed which are directly related to the sale or promotion of the Product,

(c)credits, allowances, discounts and rebates to, and chargebacks for, spoiled, damaged, out-dated, rejected or returned Product (including in connection with Product withdrawals, expired Product and Product recalls),

(d)actual freight and insurance costs, including without limitation the costs of export licenses, shipping, postage and handling charges, incurred in transporting the Product to customers,

(e)discounts or rebates or other payments required by Law, including any governmental special medical assistance programs.  For clarity, the foregoing shall [***],

(f)customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product, and

(g)bad debts actually written off in connection with the Product.

In the case of any sale of the Product which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.  In the case of any sale or other disposal of the Product for non-cash consideration, Net Sales shall be calculated as the fair market price of the Product in the country of sale or disposal. Notwithstanding the foregoing, provision of the Product for the purpose of conducting pre-clinical or clinical research shall not be deemed to be a sale. For clarity, any consideration received for the Product provided as free samples, as charitable donations, or for compassionate use shall not be included in the calculation of Net Sales.

Net Sales shall be determined in accordance with GAAP.

Notwithstanding the foregoing, in the event the Product is sold in a country in the Licensee Territory as a Combination Product, Net Sales of the Combination Product will be calculated as follows:

(i)If the Compound contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the average gross selling price in such country of the Compound sold separately in the same formulation and dosage, and B is the sum of the average gross selling prices in such country of such Other Active Ingredient(s) sold separately in the same formulation and dosage, during the applicable Calendar Year.

(ii)If the Compound contained in the Combination Product is sold independently of the Other Active Ingredient(s) contained in the Combination Product in such country, but the average gross selling price of such Other Active Ingredient(s) in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/C where A is the average gross selling price in such country of such Compound sold independently and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iii)If the Other Active Ingredient(s) contained in the Combination Product are sold independently of the Compound contained in the Combination Product in such country, but the average gross selling price of such Compound in such country cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction (1-(B/C)), where B is the average gross selling price in such country of such Other Active Ingredient(s) and C is the average gross selling price in such country of the entire Combination Product, during the applicable Calendar Year.

(iv)If the Compound contained in the Combination Product and Other Active Ingredient(s) contained in the Combination Product are not sold separately in such country, or if they are sold separately but the average gross selling price of neither such Compound nor such Other Active Ingredient(s) can be determined in such country, Net Sales of the Combination Product in such country will be calculated by mutual agreement of the Parties.

1.61“Non-Encumbered Territory” means, with respect to any right granted by Licensor to Licensee hereunder, any country for which Licensor is not prevented, prohibited or inhibited by any Third Party agreement, entered into before or after the Effective Date, from granting that right, provided that the Non-Encumbered Territory shall in any event be deemed to include [***].

1.62“Option Territory” shall mean [***].

1.63“Other Active Ingredient” means any therapeutically active pharmaceutical ingredient other than the Compound.

1.64“Out-of-Pocket Costs” means reasonable amounts actually paid to Third Party vendors, consultants, suppliers or contractors, for services or materials, as applicable, provided by each such Third Party that is directly related to the Shared Clinical Trial or the Post-Approval Marketing Study, as applicable, to the extent such services or materials apply to the activities contemplated in this Agreement. For clarity, Out-of-Pocket Costs do not include payments for a Party’s internal salaries or benefits for its employees; facilities (including leased facilities); utilities; general office or facility supplies; insurance; information technology, capital expenditures or the like; or items included in the determination of the FTE Rate.

1.65“Party” shall mean Licensor or Licensee, individually; and “Parties” shall mean Licensor and Licensee, collectively.

1.66“Patent(s)” shall mean (a) unexpired patents (including without limitation inventor’s certificates), including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, addition, renewal, supplemental protection certificate, or inventor’s certificate, and (b) pending applications for patents, including without limitation any continuation, divisional, or continuation-in-part thereof, and any provisional or nonprovisional applications, and (c) all foreign or international equivalents of any of the foregoing in any country.

1.67“Person” shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.68“Personal Data”, “Process”, “Processed” and “Processing” will be construed in accordance with the GDPR.

1.69“Pfizer License Agreement” shall mean the license agreement between Licensor and Pfizer Inc. (“Pfizer”), dated August 18, 2011 as amended by amendment n°1 dated July 18, 2014, pursuant to which, among other rights, Licensor received an exclusive, worldwide license with the right to grant sublicenses to develop and to commercialize the Compound.

1.70“Post Regulatory Approval Study” (“PRAS”) means any Clinical Study sponsored by a Party, or any Investigator Sponsored Clinical Study (whether conducted as a phase I, II, III or IV clinical trial, as applicable) that is conducted after a Marketing Approval other than with the objective to seek an extension of the indication or label of the Marketing Approval, but excluding Post-Approval Marketing Studies.

1.71“Post-Approval Marketing Study” means any non-clinical study or Clinical Study (other than PRAS) that is conducted as a commitment made to a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Marketing Approval.  Currently contemplated Post-Approval Marketing Studies are set forth in EXHIBIT 4.

1.72“Post-Approval Marketing Study Costs” shall mean FTE Costs and Out-of-Pocket Costs directly related to Post-Approval Marketing Studies conducted in accordance with Article 4.1(b).

1.73“Pricing and Reimbursement Approval” shall mean, with respect to any country or jurisdiction in the Licensee Territory in which one or more Governmental Authorities determine the pricing at which the Product will be reimbursed by public and/or private payors, the approval, agreement, determination or decision by such applicable Governmental Authority(ies) establishing the pricing and reimbursement status for such Product.

1.74“Product” shall mean any product containing, as an active ingredient, the Compound. For the avoidance of doubt, each product containing the Compound irrespective of its dosage, formulation or indication shall be deemed to be the same Product.

1.75“Product Trademarks” shall mean: (a) the product-specific Trademarks owned or Controlled by Licensor and designated by Licensor for use with the Product in the Licensee Territory, as reflected on EXHIBIT 5; and (b) any other product-specific Trademark(s) Controlled by Licensee in connection with the distribution, marketing, promotion and sale of the Product in the Licensee Territory, or accompanying logos, trade dress or indicia of origin.

1.76“Regulatory Authority” shall means any governmental agency or authority responsible for granting Regulatory Filings for the Product.

1.77“Regulatory Filing” shall mean, with respect to the Product, all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any CTAs, Marketing Approval Applications, Marketing Approvals, and Pricing and Reimbursement Approvals.

1.78“Royalty Bearing Net Sales” shall mean the Net Sales generated in any given country of the Licensee Territory during the Royalty Term in such country.

1.79“Royalty Term” shall mean, on country -by -country basis within the Licensee Territory, the period beginning on the date of the First Commercial Sale of the Product in such country and expiring upon the later of: (a) expiration or abandonment of the last Valid Claim of the Licensed Patents which Covers the Use of the Product Commercialized in such country and (b) the earlier of: (i) the time when Generic Competitors to the Product have achieved [***] percent ([***]%) or more market share in such country based on unit volume, and (ii) [***] years following the date of First Commercial Sale of the Product in such country.  [***] percent ([***]%) or more market share means that the sales of all such Generic Competitors in such country equal or exceed, on a unit volume basis, [***] percent ([***]%) of the total combined unit sales of the Product and all such Generic Competitors in any Calendar Quarter.

1.80“Senior Executives” shall mean the Chief Executive Officers of each of Licensee and Licensor.

1.81“Shared Clinical Trial” shall have the meaning set forth in Article 4.3(c).

1.82“Shared Clinical Trial Costs” shall mean FTE Costs and Out-of-Pocket Costs directly related to Shared Clinical Trials conducted in accordance with this Agreement.

1.83“Shared Development Budget” shall have the meaning set forth in Article 4.3(c).

1.84“Subcontractor” shall mean any Third Party to which a Party or its Affiliate may subcontract the performance of any activities undertaken in accordance with this Agreement in accordance with Article 17.9.

1.85“Sublicensee” shall mean a Third Party that has been granted a right to sell, market, distribute and/or promote the Product in the Field and in the Licensee Territory pursuant to Article 2.3; and “Sublicense” shall mean an agreement or arrangement granting any such rights.  As used in this Agreement, “Sublicensee” shall not include a wholesaler, distributor or reseller of such Product, to the extent that Licensee or its Affiliate sells to such Person the Product at only supply prices.

1.86“Supply Agreement” shall have the meaning set forth in Article 8.2.

1.87“Third Party” shall mean any person, corporation, joint venture or other entity, other than Licensor, Licensee and their respective Affiliates.

1.88“Third Party Manufacturer” shall mean one or more Third Party manufacturers engaged by Licensor in connection with the Manufacture of the applicable Materials, including, [***].

1.89“Trademark” shall mean any registered or unregistered trademark, service mark, trade dress, trade name, logo, insignia, domain name, symbol, design, or combinations thereof

1.90 “Transferred Data” shall mean any Data transferred, disclosed or provided by a  Party to the other Party pursuant to this Agreement.

1.91 “Transition Plan” shall mean a transition plan established between Licensor and Licensee in order to transition in a smooth and efficient manner the ongoing activities currently handled by Licensor with respect to the Licensee Territory, including but not limited to [***].  The Transition Plan detailing each Party’s responsibility for each activity and timelines is attached hereto as EXHIBIT 2.  In the event of any conflict between the Transition Plan and the terms of this Agreement, the terms of this Agreement shall govern.

1.92“Use” means to Develop, Manufacture, Commercialize, use, sell, have sold, offer for sale, have offered for sale, import, and export.

1.93“Valid Claim” shall mean (i) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (ii) a claim of a pending patent application included within the Licensed Patents which claim was filed in good faith, has not been pending for more than [***] ([***]) years from the priority date, and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

1.94“Western African Countries” shall mean Burundi, Republic of the Congo (Brazzaville), Benin, Burkina Faso, Cameroon, Chad, Democratic Republic of the Congo, Ivory Coast, Gabon, Guinea, Libya, Madagascar, Mali, Mauritania, Mauritius, Niger, Senegal, Togo, Djibouti and Central African Republic.

Article II

GRANT OF LICENSE

2.1License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates an exclusive (even as to Licensor and its Affiliates), royalty bearing license under the Licensed Intellectual Property, with the right to sublicense (subject to Article 2.3) through multiple tiers:

(a)to Develop the Product in the Licensee Territory and any Non-Encumbered Territory for Commercialization of the Product in the Licensee Territory in the Field; and

(b)to Manufacture, or have Manufactured, Materials in or outside the Licensee Territory solely for Commercialization of the Product in the Licensee Territory in the Field in accordance with this Agreement and the Supply Agreement; and

(c)to seek approval of Regulatory Filings and Commercialize of the Product in the Licensee Territory in the Field.

2.2Pfizer License Agreement.  For clarity, Licensed Intellectual Property includes all Intellectual Property Rights licensed to Licensor under the Pfizer License Agreement, including any rights licensed to Licensor through the Pfizer License Agreement as a result of the sub-license provided for therein to Licensor of Pfizer’s rights under the GHC License Agreement, to the extent claiming or constituting technology or inventions reasonably necessary or useful for the Development, Manufacture or Commercialization of the Product in the Licensee Territory.  [***].  Licensor represents and warrants that the provisions provided under Schedule 2.2 as well as the other provisions included in this Agreement constitute all material obligations resulting from the Pfizer License Agreement which may materially impact Licensee’s rights and obligations with respect to the Product as provided under this Agreement.  For the avoidance of doubt, pursuant to the Pfizer License Agreement, Licensee acknowledges that Licensor will furnish to Pfizer a true and complete copy of this Agreement and any current and future amendments hereto in accordance with Article 9.4(b).  To the extent reasonably requested by Licensor from time-to-time, Licensee will take reasonable steps to support Licensor’s compliance with obligations under the Pfizer License Agreement that have been disclosed to Licensee prior to execution of this Agreement and provided that Licensee shall not be required to incur [***].

2.3Sublicense.  Licensee may sublicense the rights granted to it by Licensor under this Agreement to any of its Affiliates without notice to Licensor, and to any Third Party with Licensor’s prior written consent, which shall not be unreasonably withheld or delayed, provided that any Third Party Sublicensee shall have the necessary financial, regulatory and technical capacity to carry out the portion of Licensee’s obligations under this Agreement sublicensed to such Third Party, and further provided that if a Sublicense is granted to an Affiliate pursuant to the foregoing and such Affiliate becomes a non-Affiliate during the term of any such Sublicense, Licensee shall provide prompt written notice to Licensor of such change of such Sublicensee’s status to non-Affiliate and such non-Affiliate shall only be permitted to continue performance under the applicable Sublicense if approved in writing by Licensor, such approval not to be unreasonably withheld.  Any and all Sublicenses shall be subject to the following requirements:

(a)All Sublicenses shall be subject to and consistent with the terms and conditions of this Agreement.  In no event shall any Sublicense relieve Licensee of any of its obligations under this Agreement.

(b)Licensee shall furnish to Licensor a true and complete copy of each Sublicense agreement entered into with a Third Party and each amendment thereto, which Sublicense agreement may be redacted to omit information not directly relevant to the performance of Licensee’s obligations under this Agreement, within [***] ([***]) days after the Sublicense or amendment has been executed.

(c)Any Sublicense of the rights granted to a Sublicensee under this Article 2.3 shall be granted only in connection with a Sublicense of the rights granted to Licensee under Article 2.1.

2.4Retained Rights.

(a)Licensee acknowledges and agrees that notwithstanding the exclusive rights granted to Licensee, Licensor retains the following rights:

(i)to conduct, as the sponsor, those Ongoing Clinical Studies identified in EXHIBIT 3 and any Post-Approval Marketing Studies described in Article 4.1(b), each in the Licensee Territory; and

(ii)to Manufacture or have Manufactured, or Develop or have Developed subject to Article 4.3, the Compound or the Product in the Licensee Territory for Commercialization of the Product by or on behalf of Licensor, its Affiliates or licensees in the Licensor Territory, or for Commercialization by or on behalf of Licensee in the Licensee Territory.

(b)Licensee acknowledges and agrees that Pfizer (i) retains the right for itself and its affiliates to make, have made, use, have used, import and export the Product for all research purposes and (ii) may use for any purpose (other than the Development, Manufacture or Commercialization of the Compound or the Product during the term of this Agreement) the Residuals resulting from Pfizer’s access to or work with the Product related Know-How. As used herein, “Residuals” means information in non-tangible form which may be retained by persons who have had access to the Product or Know-How, including information relating to ideas, concepts, know-how or techniques.

2.5Transfer of Licensed Technology.

(a)Initial Transfer.  Licensor or its Affiliates will make available to Licensee all Licensed Technology as Licensee may reasonably request that exists as of the Effective Date in accordance with the Transition Plan, provided, the Data and such other documents set forth under the Transition Plan shall be made available by Licensor to Licensee within the time set forth in the Transition Plan, but in any event no later than [***] ([***]) days from the Effective Date.  Licensor shall implement the Transition Plan, including providing reasonable assistance to Licensee, to ensure an effective transfer of the Licensed Technology.

(b)Subsequent Transfers.  During the term of the Agreement, Licensor shall promptly deliver any and all Licensed Technology, together with supporting documentation as each may become Controlled by Licensor, and provide reasonable assistance to Licensee which is necessary or reasonably useful for Licensee to Develop, Commercialize the Product in the Field and the Licensee Territory, provided, however that with respect to Licensed Technology that is not feasible  for Licensor to deliver to Licensee in accordance with this Article 2.5(b), the Parties shall cooperate to enable Licensee to access such Licensed Technology in another manner, including by enabling Licensee to visit Licensor’s facilities for such access or engage Licensor to perform analyses on such Licensed Technology on Licensee’s behalf.

2.6Right of First Negotiation in the Option Territory.  [***].

2.7Activities Outside the Respective Territory.

(a)Licensee covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate its licensees, Sublicensees and contractors [***].

(b)Licensor covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate its licensees, Sublicensees and contractors not to, [***].

2.8No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its Intellectual Property Rights, and no additional rights shall be deemed granted to the other Party by implication, estoppel or otherwise.

Article III

GOVERNANCE

3.1Joint Steering Committee.

(a)Duties. Within [***] ([***]) days following the Effective Date, Licensor and Licensee shall establish a joint steering committee (“Joint Steering Committee” or “JSC”).  The Joint Steering Committee shall perform the functions and assume the responsibilities and have such authority only as set forth in this Agreement.  The Joint Steering Committee shall have the following duties:

(i)Be responsible, directly or through Working Groups, for the overall coordination, follow-up, and oversight of the Transition Plan, the Ongoing Clinical Studies and the Post-Approval Marketing Studies, including (x) providing general oversight to the conduct of such Clinical Studies, (y) reviewing and approving any Regulatory Filings related to such Clinical Studies, and any amendments to such clinical plans and (z) overseeing data analysis and Clinical Studies completion activities related thereto;

(ii)Review and approve substantive amendments and updates with respect to any Shared Clinical Trial, including to the Shared Development Budget;

(iii)Review proposed study protocols and substantive amendments and updates in connection with Additional Clinical Studies in accordance with Article 4.3(a);

(iv)Be informed on a periodic basis of the Investigator Sponsored Clinical Study and PRAS authorized or supported by either Party in the Licensee Territory and the Non-Encumbered Territory, as applicable;

(v)Provide a forum of exchange and discussion with respect to regulatory and Market Access strategies, marketing and promotional activities, Patent and manufacturing strategies for the Product in the Licensee Territory and the Non-Encumbered Territory, as applicable; and

(vi)Perform such other duties as are specifically assigned to the JSC in accordance with this Agreement.

(b)Membership. The JSC shall each be composed of an equal number of representatives from each of Licensee and Licensor, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Licensee and Licensor shall be three (3) representatives, each of whom shall be at a level which allows him/her to make decisions on behalf of the Party he/she represent with respect to the relevant matters. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JSC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on any such Committee.

(c)Committee Meetings. The JSC shall meet at least twice each Calendar Year, or more or less often as otherwise agreed to by the Parties, provided that it shall meet within [***] ([***]) days after the formation of the JSC in accordance with Article 3.1(a). JSC meetings may be conducted by telephone, video-conference or in person as determined by its members; provided that the JSC shall hold its first meeting in person at least once each Calendar Year. Unless otherwise agreed by the Parties, all in-person meetings of JSC shall be held on an alternating basis between Licensor’s facilities and Licensee’s facilities. [***]. With the consent of the Parties (not to be withheld unreasonably), other employee representatives of the Parties may attend any JSC meeting as non-voting observers at such Party’s sole cost and expense.

(d)Decision-Making. Matters for which approval of the JSC is expressly required herein (i.e., pursuant to Articles 3.1(a)(i) and (ii)) shall be decided by unanimous vote, with at least one (1) representative from each Party participating in any vote.  In the event that the JSC fails to reach unanimous agreement with respect to such matter for which approval of the JSC is expressly required herein, then either Party may, by written notice to the other Party, have such matter referred to the Senior Executives, who shall meet promptly and negotiate in good faith pursuant to Article 16.1. If despite such good faith efforts, the Senior Executives are unable to resolve such dispute, then:

(i)if such dispute relates to substantive amendments and updates with respect to a Shared Clinical Trial or Post-Approval Marketing Study, all changes shall require mutual consent of the Parties, provided that no such consent shall be unreasonably withheld or delayed if the change is required to comply with any request of a Regulatory Authority, including the EMA or other Regulatory Authority in the Licensee Territory;

(ii)if such dispute relates to [***],  Licensor shall be entitled to make the final determination, provided that such determination is not likely to have a material adverse impact [***]; or

(iii)if such dispute  relates to the [***],  Licensee shall be entitled to make the final determination, provided that such determination does not create a material obligation on [***].

3.2Working Groups.

(a)Establishment. From time to time, the JSC may establish and delegate duties to sub-committees or teams (each, a “Working Group”) to oversee particular projects or activities within their respective authority. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to the JSC.  A Working Group shall be composed of an equal number of representatives from each of Licensor and Licensee, selected by such Party, and the total number of members of each Working Group will be determined by the JSC. Each Working Group shall meet at such times and in such places as directed by the JSC. In no event shall the authority of any Working Group exceed that specified for the JSC, as set forth in this Article 3.

(b)Specific Working Groups. The Parties already agree to form the following Working Groups :

(i)a transition Working Group which will monitor and coordinate the conduct of the Transition Plan, including the transfer of the supply chain in accordance with Article 8.4;

(ii)a Working Group which will monitor and coordinate Patent strategies and prosecution, defense and enforcement procedures set out in Article 10;

(iii)a Working Group which will monitor and coordinate Development and regulatory activities in accordance with Article 4;

(iv)a Working Group which will monitor and coordinate the publication and communication strategy on the Product in accordance with Article 9.5 and which will establish an annual publication plan for submission to the JSC; and

(v)a Manufacturing and supply Working Group which will monitor and coordinate the Manufacture, supply and quality of the applicable Materials supplied to by each Party to the other Party in accordance with the applicable supply agreement and the quality agreement to ensure a continuous and reliable supply on a cost effective basis.

3.3Alliance Managers.  Within [***] ([***]) days following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties (including, coordinating the exchange of Know-How of each Party as required under this Agreement) and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of the collaboration. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party. Each Party’s Alliance Managers shall be entitled to attend all JSC and Working Group meetings, as applicable, except if the other Party specifically requests the exclusion of Alliance Managers (including its own Alliance Managers) from a particular meeting. Each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention of the JSC. Each Alliance Manager shall be responsible with creating and maintaining a collaborative work environment within the JSC. For clarity, an Alliance Manager may also be a member of the JSC and/or one or more Working Groups.

3.4Scope of Governance. Notwithstanding the creation of the JSC and/or any Working Group, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither JSC nor any Working Group shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly do so agree in writing. Neither JSC nor any Working Group shall have the power to amend or modify this Agreement, and their decisions shall not be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.

3.5Cost of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne [***].

Article IV

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1Current Development Status.

(a)Ongoing Clinical Studies.  [***] shall remain responsible for and shall complete [***] all ongoing Clinical Studies as of the Effective Date that are listed in EXHIBIT 3, including all analysis and reports that are reasonably necessary to obtain, extend or update the Marketing Authorization of the Product with the EMA, and shall remain responsible for contracting with and managing any Third Party that may be involved with such Clinical Studies (each, an “Ongoing Clinical Study”).

(b)Post-Approval Marketing Studies.  In the event one or more Regulatory Authorities in the Licensee Territory, including the EMA, require [***] to conduct one or more Post-Approval Marketing Studies for the Product in the Indication(s) in which [***] acted as the sponsor of an Ongoing Clinical Study, then [***] shall pay for the Post-Approval Marketing Study Costs for such Post-Approval Marketing Study. Without limiting the foregoing, the sponsorship and the responsibility for conducting, as the sponsor, the following Post-Approval Marketing Studies shall be the responsibility of the following Party:

(i)[***]: The Clinical Studies designated as [***] and [***]; and

(ii)[***]: The Clinical Study designated as [***], provided that if [***] intends to subcontract the performance of [***] in [***], [***] shall consider [***] as a preferred partner to conduct such Clinical Study, and if [***] at its sole discretion selects [***] as such subcontractor, [***] shall be conducted [***].

(c)[***] shall reimburse [***] for all Post-Approval Marketing Study Costs incurred by Licensee for the conduct of such Post-Approval Marketing Studies pursuant to Article 4.1(b)(i), [***], provided that in the event that any amounts are incurred in connection with such Post-Approval Marketing Studies in excess of such amount that arise from any circumstances arising beyond [***] reasonable control (including additional Regulatory Authorities’ requirements), the Parties shall discuss in good faith on how to mitigate such excess amount, provided that [***].

4.2Rights of Reference and Access to Data.

(a)Subject to Article 4.3 below, each Party shall have the right to cross-reference the Regulatory Filings Controlled by the other Party during the term of this Agreement that relates to the Product (including each other’s, and their Affiliate’s or Subcontractor’s DMF), and to access such Regulatory Filings and any Data for the sole purpose of the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data in its own Regulatory Filings for the Product; provided, however, that (i) with respect to Data obtained from new Clinical Studies conducted at the other Party’s expense in accordance with Article 4.3, the non-funding Party’s right to cross-reference, or to include such Data in its Regulatory Filings for the Product, shall be subject to compliance with the corresponding reimbursement obligation set forth in that Article, and (ii) the definition of “Data” shall not include the closed portions of any DMF, nor any information contained in any such portions of a DMF and, notwithstanding any other provision of this Agreement, neither Party shall have any obligation to disclose to the other Party, or any of its Affiliates or Sublicensees, the closed portions of such DMFs or any information contained therein, but shall provide to the other Party all necessary or useful Right of Reference to such closed portion. Subject to Article 4.3 below, each Party hereby grants to the other Party, its Affiliates and Sublicensees, a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliates that relates to the Product for the sole purpose of the performance of its obligations and exercise of its rights under this Agreement, subject to the limitations set forth in this Article 4.2(a).  With respect to any country within the Non-Encumbered Territory, if during the term of this Agreement, one or more of such countries become an Encumbered Territory, Licensor shall structure any agreement with a Third Party that renders such country(ies) to be an Encumbered Territory so that Licensee has continued access and right to any Data generated with respect to the Product in such country(ies) while it was a Non-Encumbered Territory and for which Licensee had a right under this Article 4.2(a) prior to such country(ies) becoming an Encumbered Territory.

(b)Each Party or its Affiliates shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority. Each Party will provide, and cause its Affiliates to provide, cooperation to the other Party to effect the foregoing.

4.3New Clinical Trials.

(a)In the event a Party (the “Additional Development Party”) proposes to perform a Clinical Study (other than a PRAS) (any such Clinical Study, an “Additional Clinical Study”) of the Product in the Field as a sponsor, it shall provide the other Party (“non-Additional Development Party”) an opportunity to review a proposed study protocol and related budget to such protocol (together, the “Protocol”) as well as the publication plan in accordance with Article 9.5, if available, through the JSC, provided, however, that with respect to Licensor, this Article 4.3 shall only apply to those Clinical Studies that are being conducted or proposed to be conducted in the Non-Encumbered Territory, unless Licensor, in its sole discretion, offers to Licensee the opportunity to participate in such Clinical Studies.

(b)The non-Additional Development Party shall have [***] ([***]) days upon receipt of the Protocol to elect whether to participate in such Additional Clinical Study.

(c)In the event the non-Additional Development Party provides a written notice to the Additional Development Party within such [***] ([***])-day period expressing its intent to participate in the Additional Clinical Study by establishing Clinical Study sites for such study within its respective territory, then such Additional Clinical Study will be designated as a shared Clinical Study (“Shared Clinical Trial”).  Within [***] ([***]) days after such election by such non-Additional Development Party to participate, the Parties will discuss and agree to a budget related to such Shared Clinical Trial (the “Shared Development Budget”).  Licensee shall bear [***] ([***]) of the costs of the applicable Shared Development Budget and Licensor shall bear [***] ([***]) of the applicable Shared Development Budget.

(d)If the non-Additional Development Party declines to participate in the Additional Clinical Study, either expressly or by failing to provide the written notice within the [***] ([***])-day period as provided under Article 4.3(c), then the Additional Development Party shall be free to conduct such Additional Clinical Study at its sole cost and expense, by itself or with or through a Third Party within its respective territory.

(e)If upon completion of an Additional Clinical Study by the Additional Development Party, the non-Additional Development Party wishes to use any Data arising out of such Additional Clinical Study in a substantive manner by filing the same with a Regulatory Authority (either directly or by reference) in the non-Additional Development Party’s territory as the basis for obtaining new or expanded Marketing Approval for the Product for the same Indication that was the subject of such Additional Clinical Study, the non-Additional Development Party shall [***].

(f)Notwithstanding anything to the contrary herein, no payments shall be required to use (i) the safety Data arising out of any Additional Clinical Study, which shall be available to both Parties at all times free of charge in accordance with the Safety Data Exchange Agreement, or (ii) by Licensee of the Data arising out of any Post-Approval Marketing Studies that are described in Article 4.1(b).

(g)In the event either Party undertakes new Development activities comprising material non-Clinical Studies of the Product, the Parties will apply the sharing and reimbursement principles set forth in Articles 4.3(c) and (e) above should the other Party wish to use such Data and such Data is Controlled by the Party conducting such new Development activities, provided, with respect to such Data Controlled by Licensor, this Article 4.3 shall only apply to those non-Clinical Study Data that are being conducted or proposed to be conducted in the Non-Encumbered Territory, unless Licensor, in its sole discretion, offers to Licensee the opportunity to use such non-Clinical Studies in accordance with this Article 4.3(g).

(h)For the avoidance of doubt, if Licensee does not elect to use the Data from any new Development activities, such election shall not in and of itself be deemed in breach of its Commercially Reasonable Efforts obligations pursuant to this Agreement.

(i)Prior to the commencement of each Shared Clinical Trial, the JSC shall define the common database format to be used, the owner of such database, the access of the other Party to the database, the relevant clinical information to be contained within, in a manner designed to address both FDA and EMA requirements, and whether any amendment or addendum to this Agreement is required in accordance with Article 9.26 to ensure the Parties’ compliance with Data Protection Law in relation to any Processing of Personal Data by or on behalf of the Parties as joint controllers in connection with such Shared Clinical Study.

(j)Generally, for purposes of the above, each Party shall calculate and maintain records of any Shared Clinical Trial Costs incurred by such Party and its Affiliates in accordance with procedures to be established by the JSC.  The procedures for reporting of actual results, review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to such Shared Clinical Trial Costs will be determined by the JSC.  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

4.4Notwithstanding anything to the contrary in this Agreement, neither Party shall initiate after the Effective Date an Additional Clinical Study or a PRAS within the other Party’s territory (i.e., Licensee in the Licensor Territory or Licensor in the Licensee Territory) or authorize or contribute to any Investigator Sponsored Clinical Study within the other Party’s territory, in each case, without the prior written approval of the other Party to be given in its sole discretion.  Licensor represents and warrants that Exhibit 3 contains an exhaustive list of all Ongoing Clinical Studies, Investigator Sponsored Clinical Study or other Clinical Studies that Licensor has initiated as of the Effective Date in the Licensee Territory.

4.5Development Efforts; Manner of Performance; Reports.

(a)Development Efforts. Each Party and its Affiliates shall conduct its Development activities for the Product in the Field in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects such as Data Protection Law.

(b)Day-to-Day Responsibility. Each Party shall be responsible for the day-to-day implementation of the Development activities of the Product in the Field and shall keep the other Party reasonably informed as to the progress of such activities.

(c)Development Reports. At each meeting of the JSC, each Party will report on its Development activities of the Product in the Field that such Party and its Affiliates has performed or caused to be performed since the last meeting of the JSC, and evaluate the work performed with respect to any Ongoing Clinical Studies, and Post-Approval Marketing Studies, and provide such other information as may be reasonably requested by the JSC with respect to such Development activities.

(d)Compliance Audits. With respect to any facility or site at which a Party, its Affiliates or its Subcontractor conducts Development activities pursuant to this Agreement, the other Party shall have the right, [***], upon reasonable written notice to such Party (and if applicable, such Affiliate or as described below, Subcontractor), and during normal business hours, to inspect such site and facility and any records relating thereto once per year, or more often with cause, to verify such Party’s compliance with the terms of this Agreement relating to all applicable Laws, including Good Manufacturing Practice, Good Laboratory Practices, Good Clinical Practices and current standards for pharmacovigilance practice. Such inspection shall be subject to the confidentiality provisions set forth in Article 9.  With respect to Licensor, prior to initiation of the transfer of Licensed Technology in connection with the Materials to Licensee in accordance with Article 8.4, Licensor shall have the right, [***], upon reasonable written notice to Licensee and/or its Affiliates, as applicable, and during normal business hours, to inspect such site and facility and any records relating thereto to verify Licensee’s and/or its Affiliate’s compliance with all applicable Laws with respect to any facility or site at which Licensee and/or its Affiliates intends to conduct Manufacturing activities pursuant to this Agreement.  Each Party agrees to use commercially reasonable efforts to include in any contract or other written arrangement with its Subcontractors a clause permitting the other Party to exercise its rights under this Article 4.5(d).  In the event a Party is unable to secure such inspection rights from any of its Subcontractors, such Party agrees to secure such rights for itself and, if requested by the other Party, shall exercise such rights, [***], on behalf of the other Party and fully report the results thereof to the other Party.  If Licensee desires to conduct such an audit of Licensor’s manufacturing Subcontractors, the Parties will reasonably cooperate to minimize the number of separate audits being conducted by Licensor of such Subcontractor by, for example, allowing Licensee to participate in an audit being conducted for Licensor or one of its other licensees.

(e)Quality Assurance Audits. Licensee’s quality assurance department will be responsible for establishing audit plans for the Development activities assigned to Licensee with respect to any Shared Clinical Trial, and Post-Approval Marketing Studies according to Licensee’s internal SOP. Licensor’s quality assurance department will be responsible for establishing audit plans for the Development activities assigned to Licensor with respect to any Shared Clinical Trial, ongoing Clinical Trials and Post-Approval Marketing Studies according to Licensor’s internal SOP.  The JSC shall form a joint Oversight/Quality Working Group (the “Oversight/Quality Working Group”) and such Oversight/Quality Working Group may review and provide comments on the audit plans established by Licensee’s and Licensor’s quality assurance personnel. Licensee’s and Licensor’s quality assurance personnel will each consider in good faith all such comments submitted by the Oversight/Quality Working Group, but Licensee’s and Licensor’s quality assurance personnel shall each have final decision-making authority with respect to the audit plans it develops.

(f)If Licensor is conducting any activities that could be deemed to fall within the scope of this Article 4.5 with or through its Third Party licensees in the Encumbered Territory, such Third Party licensees and their subcontractors shall not be deemed to be Subcontractors of Licensor, and, except as set forth in Article 4.2, the foregoing provisions of this Article 4.5 shall not apply to any activities conducted by, or Data or other Know-How controlled or owned by, such Third Party licensee unless and until Licensor, in its sole discretion, agrees to extend this Article 4.5 thereto and Licensee agrees in writing to do so.

4.6Submissions and Marketing Approvals.

(a)Regulatory Responsibilities. Licensor shall transfer to Licensee or its Affiliates all Regulatory Filings and Marketing Approvals for the Product in the Field in the Licensee Territory existing as of the Effective Date and thereafter during the term of this Agreement, as applicable for Shared Clinical Trials, in accordance with the terms of this Agreement and the Transition Plan, subject to subclause (c) below. Before the transfer of the applicable Marketing Authorization in the Licensee Territory to Licensee, Licensor shall (i) not take or omit to take any material action or make any material communication with respect to any Regulatory Filings or such Marketing Authorization for the Product in the Licensee Territory without Licensee’s prior written consent and (ii) promptly transmit to Licensee any communication received from or draft of any planned communication or submission to the Regulatory Authorities with respect to any such Marketing Authorization.

(b)Ownership of Marketing Approvals. Upon completion of the Transition Plan and subject to Article 4.6(a) with respect to Ongoing Clinical Studies and Post-Approval Marketing Studies to be sponsored by Licensor in accordance with Article 4.1(b), Licensee or its Affiliates (or if required by applicable Law, its Sublicensees) shall own all regulatory submissions, including all applications, for Marketing Approvals for the Product in the Field in the Licensee Territory.

(c)CTAs and Temporary Use Authorizations.

(i)Each Party shall own the CTAs of the Clinical Studies for which it is the sponsor.  With respect to any Ongoing Clinical Studies or Post-Approval Marketing Studies to be performed in accordance with Article 4.1(b), the Parties and their Affiliates shall cooperate fully so that the Party which is the sponsor of such Ongoing Clinical Study or Post-Approval Marketing Study, as applicable, in the Licensee Territory, may make the necessary and appropriate Regulatory Filings and submissions and undertaking such regulatory interactions.

(ii)Licensor shall maintain named patient, temporary use, or similar programs, Regulatory Filings or approvals, for the Product as existing on or prior to the Effective Date in each country of the Licensee Territory and supply all Product requirements thereunder, [***], in consultation with Licensee, provided that no named patient, temporary use, or similar program shall be initiated by Licensor after the transfer of the Marketing Authorization to Licensee.

(d)Regulatory Cooperation. The JSC shall review the overall regulatory strategy and positioning for the Product in the Licensee Territory and the Non-Encumbered Territory.  In connection with such review, each Party shall provide to the JSC such information regarding a proposed filing as either Party may reasonably request.  Each Party shall provide to the JSC, copies of all material submissions it makes to, and all material correspondence it receives from the EMA or the FDA pertaining to the Product, and the other Party may provide comments regarding such documents and correspondence prior to their submission, which comments shall be considered in good faith.

(e)Regulatory Audits. The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies, manufacturing or pharmacovigilance activities with respect to the Product are conducted by or on behalf a Party pursuant to this Agreement, whether such site or facility is such Party’s or its Affiliate’s or Subcontractor’s (each an “Audited Site”), subject to terms and conditions of Third Party agreements (provided that each Party shall use reasonable efforts to ensure that Third Party agreements do not prevent the exercise of such rights).  Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the other Party’s Audited Sites for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the other Party’s Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection.  If such attendance would result in the disclosure to the other Party of Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.  In the event that any Audited Site is found to be non-compliant with one or more Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice or current standards for pharmacovigilance practice, the non-compliant Party shall submit to the other Party a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) within a reasonable period after such non-compliant Party, its Affiliate or its Subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and such non-compliant Party shall use commercially reasonable efforts to implement such recovery plan or CAPA promptly after submission.  Each Party shall use commercially reasonable efforts to secure for the other Party the rights set forth in this Article 4.6(e) from its Subcontractors.  In the event a Party is unable to secure such inspection rights from any of its Subcontractors, such Party agrees to secure such rights for itself and, if requested by the other Party, shall exercise such rights, [***], on behalf of the other Party and fully report the results thereof to the other Party.  If Licensee desires to conduct such an audit of Licensor’s manufacturing Subcontractors, the Parties will reasonably cooperate to minimize the number of separate audits being conducted by Licensor of such Subcontractor by, for example, allowing Licensee to participate in an audit being conducted for Licensor or one of its other licensees.

4.7Pricing and Reimbursement Approvals.  As between the Parties, after completion of the transfer of the Marketing Authorization to Licensee in the Licensee Territory in accordance with the Transition Plan, Licensee shall be solely responsible for and have the exclusive right to seek and attempt in accordance with Article 5.1 to obtain Pricing and Reimbursement Approval for the Product in the Field in the Licensee Territory, provided that Licensee shall keep the JSC reasonably informed with regard to any Pricing and Reimbursement Approval proceedings for the Product in the Field in the Licensee Territory.  Prior to the transfer of such Marketing Authorization to Licensee, Licensor shall not submit any application for the Pricing and Reimbursement Approval to a Regulatory Authority or any update thereto, or communication with a Regulatory Authority, in each case with respect to the Product in the Licensee Territory, without Licensee’s prior written consent and shall promptly transmit to Licensee any communication received from or draft of any planned communication or submission to the Regulatory Authorities in Licensee Territory with respect to the Product in the Licensee Territory.  As between the Parties, Licensor shall be responsible for and have the exclusive right to seek and attempt to obtain Pricing and Reimbursement Approvals for the Product in the Field in the Licensor Territory and Licensor shall keep the JSC reasonably informed with regard to any Pricing and Reimbursement Approval proceedings for the Product in the Non-Encumbered Territory.  Neither Party shall be obliged to provide information in violation of applicable Law.

4.8Reporting; Adverse Drug Reactions.

(a)Licensor shall be responsible for maintaining the global safety database (“Global Safety Database”).

(b)The Parties shall use good faith efforts to elaborate and execute, prior to the transfer of the Marketing Approval by Licensor to Licensee in accordance with the Transition Plan, a safety data exchange agreement (“Safety Data Exchange Agreement”), which shall provide that Licensor shall be responsible for maintaining the Global Safety Database and shall delineate the specific rights and responsibilities of each Party with respect to the management and the exchange of safety information for the Product within and outside of the Licensee Territory, provided, that for purposes of this Article 4.8 and notwithstanding any other provision to the contrary, (i) all safety Data generated by or on behalf of Licensor, its Affiliates and their respective licensees anywhere in the world and (ii) all Regulatory Filings (and related Data) of Licensor, its Affiliates and their respective licensees filed in the United States, shall be deemed Controlled by Licensor and available to Licensee in accordance with the Safety Data Exchange Agreement.

4.9Recalls. Without prejudice to Licensee’s right to indemnity pursuant to this Agreement or the Supply Agreement, to the extent that: (a) any Regulatory Authority in the Licensee Territory issues a directive or order that any Product be recalled or withdrawn in any country within the Licensee Territory; (b) a court of competent jurisdiction orders a recall or withdrawal of any Product in any country within the Licensee Territory, or (c) Licensee determines the Product should be recalled or withdrawn voluntarily in any country within the Licensee Territory, Licensee will recall or withdraw the Product.  Either Party shall advise the other Party of any Regulatory Authority-initiated mandatory recall of the Product in its respective territory.  Neither Party shall initiate any voluntary recall of the Product in its respective territory without the prior written notice to the other Party.

Article V

COMMERCIALIZATION AND PROMOTION

5.1Licensee Commercialization.

(a)Licensee shall, itself or through its Affiliates or Sublicensees, be responsible for, and shall control the conduct of, the Commercialization of the Product in the Licensee Territory, [***], and shall use Commercially Reasonable Efforts to Commercialize the Product in the Initial Indication in the Major Markets and in any other indication for which Marketing Approval of the Product is obtained in such Major Markets.  For clarity, it is understood and agreed that nothing in this Agreement shall require Licensee to conduct any Development activities with respect to the Product.  The Parties acknowledge that under appropriate circumstances it may fall within Commercially Reasonable Efforts in Commercializing the Product for Licensee to decide not to advance to the next stage of Commercialization depending on the outcomes of prior stages of Commercialization, including Market Access in the Licensee Territory.

(b)Licensor shall supply to Licensee representative forms of Marketing, advertising and promotional core materials (together “Core Marketing Materials”), training manuals and educational materials for the Product used by Licensor in the Licensor Territory, which Licensee, its Affiliates and Sublicensees may adapt, in Licensee’s reasonable discretion and subject to any Third Party copyright, for use with respect to the Product in the Licensee Territory.

(c)Licensee shall use Commercially Reasonable Efforts to develop and launch a patient support program for the Product in the Field and in the Licensee Territory [***], provided, in the event such patient support program is required under applicable Law in the countries of the Licensee Territory where the Licensed Product is Commercialized, Licensee shall develop and launch such patient support program [***].

(d)Licensee shall supply to Licensor final approved forms of the Core Marketing Materials, training manuals and educational materials for the Product used by Licensee, its Affiliates and Sublicensees in the Licensee Territory, which Licensor, its Affiliates and sublicensees may adapt, subject to Licensor’s reasonable discretion and subject to any Third Party copyright, for use with respect to the Product in the Licensor Territory.  Upon Licensor’s reasonable request, Licensee shall also provide Licensor with all other marketing materials other than Core Marketing Materials developed, generated or otherwise prepared by or on behalf of Licensee.

Article VI

PAYMENTS

6.1License Fee. In consideration for the exclusive rights and licenses granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor a license fee equal to sixty million USD (US $60,000,000) within [***] ([***]) days following the Effective Date in accordance with the payment provisions of Article 7.  Payment made in accordance with this Article 6.1 shall be non-refundable, non-creditable and non-cancellable.

6.2Milestone Payments.

(a)Development Milestone Payments. In further consideration for the exclusive rights and licenses granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor the milestone payments set out below following the first achievement by Licensee, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events set out below with respect to the Product, in accordance with this Article 6.2 and the payment provisions in Article 7:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]

Total development milestones payable under this Article 6.2(a) shall not exceed [***] ([***]).

(b)Sales Milestone Payments. In further consideration for the exclusive rights and licenses granted by Licensor to Licensee hereunder, Licensee shall pay to Licensor the milestone payments set out below following the first time that the Annual Royalty Bearing Net Sales of the Product reach the following thresholds, in accordance with this Article 6.2 and the payment provisions in Article 7:

Sales Milestone Events	Milestone Payment

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)With respect to the Sales Milestones, each such Sales Milestone payment shall be payable only once, provided that if two (2) or more Sales Milestones are due and payable during the same Calendar Year, then Licensee may pay only the higher Sale Milestone payment due and payable during such Calendar Year and the payment of the lower Sales Milestone(s) would be deferred to the subsequent Calendar Year (any such deferred Sales Milestone payment amount, collectively, “Deferred Sales Milestone Amount”).

(d)Licensor acknowledges and agrees that, the Development Milestones and Sales Milestones set forth in this Article 6 are conditional and nothing in this Agreement shall be interpreted to impose on Licensee any obligation to reach any such Development Milestones and Sales Milestones or to make the corresponding payments, provided Licensee complies with its obligations under this Agreement. Licensor further acknowledges and agrees that the sales levels set forth in Articles 6.2(b) and 6.4 shall not be construed as representing an estimate or projection of anticipated sales of the Product or implying any level of diligence or Commercially Reasonable Efforts, in the Licensee Territory but are merely intended to define Licensee’s royalty and other payment obligations, as applicable, in the event such sales levels are achieved.

6.3Reports and Payments. Licensee shall notify Licensor in writing within [***] ([***]) days after Licensee first learns of the achievement of each milestone set out in Article 6.2 (and with respect to sales related milestones, following [***]) by Licensee, or any of its Affiliates or Sublicensees. The corresponding milestone payment shall be due within [***] ([***]) days of receipt by Licensee of an invoice from Licensor and issued no earlier than the notice of achievement of the corresponding milestone event.  Any payment made in accordance with Article 6.2 shall be non-refundable, non-creditable and non-cancellable, subject to Section 12.6(ii).

6.4Royalties.

(a)During the Royalty Term, Licensee shall pay to Licensor, on a [***] basis, a royalty on the Annual Royalty Bearing Net Sales of the Product in the Licensee Territory by Licensee, its Affiliates or Sublicensees. Such royalty shall be paid [***], at the applicable rates set forth below, based on the Annual Royalty Bearing Net Sales of the Product, subject to the adjustments set forth in Article 6.6 (the “Royalty Payments”).

Annual Royalty Bearing Net Sales in a Given Calendar Year	Royalty Rate
With respect to the portion of Annual Royalty Bearing Net Sales [***]	[***]%
With respect to the portion of Annual Royalty Bearing Net Sales [***]	[***]%
With respect to the portion of Annual Royalty Bearing Net Sales [***]	[***]%

(b)Consequences of Expiration of the Royalty Term. Licensee shall not owe royalty on any Product sold in a country after expiration of the Royalty Term for such Product in such country.  Upon expiration of the Royalty Term with respect to the Product Commercialized in a country, Licensee shall have a fully paid up, perpetual license under the rights granted in this Agreement with respect to the Product in such country.

(c)Royalty Payments and Reports. Within [***] after the end of each [***], commencing with the [***] in which the First Commercial Sale occurs, Licensee shall deliver to Licensor a report (each, a “Royalty Report”) setting out in compliance with the template attached in EXHIBIT 8 all details necessary to calculate the payments due under this Article 6.4, including Royalty Bearing Net Sales in the relevant [***] on a country-by-country basis, all relevant exchange rate conversions in accordance with Article 7.3 and the amount of any payment due from Licensee to Licensor, calculated in accordance with this Article 6.  Licensee shall provide preliminary estimated Royalty Report within [***] of the end of each [***].  The royalty payment shall be due within [***] of receipt by Licensee of an invoice from Licensor and issued no earlier than the date of receipt of the Royalty Report by Licensor.

6.5Reduction for Generic Competition.  If during the Royalty Term, the Generic Competitors have achieved a Generic Market Share of more than [***]% within the Licensee Territory, in lieu of the royalty rate specified in Article 6.4(a) above, the royalty rate applicable to Annual Royalty Bearing Net Sales of the Product shall be reduced to [***] percent ([***]%), irrespective of the level of Net Sales.

6.6Third Party Licenses. If Licensee or any of its Affiliates or Sublicensee determines in its good faith judgment that it is necessary or reasonably advisable to obtain a license from any Third Party in order to Use the Product for any given country of the Licensee Territory then Licensee may deduct [***] percent ([***]%) of any such Third Party payments from the payment set forth in Article 6, provided that in no event shall the royalty rate payable to Licensor for the Annual Royalty Bearing Net Sales in a given Calendar Year (“Royalty Rate”) be reduced to a number that is less than [***] percent ([***]%) by application of such deduction, and any excess amount shall be carried forward to the subsequent Calendar Year(s).

6.7Third Party Payments. [***] shall be solely responsible for all Third Party license payments, milestones and royalties owed with respect to the Product, or Intellectual Property Rights that are owned or licensed by [***] on or prior to the Effective Date (including for the avoidance of doubt any Third Party license payments owed under the Background Agreements).

6.8[***] shall reimburse [***]’s any Post-Approval Marketing Study Costs to be conducted in accordance with Article 4.1(b) on a [***] basis within [***] from receipt of an invoice from [***].  Such invoice shall be accompanied by documentation supporting the calculation of such reimbursement amounts.

Article VII

PAYMENTS; BOOKS AND RECORDS

7.1Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated with at least [***] ([***]) Business Days’ notice by the Party to which such payments are due, which account shall be opened in the name of such Party in the book of a bank in the European Union or the United States of America, as applicable.  Each Party undertakes to provide to the other Party all information and documents required by such other Party in connection with the relevant provisions of Laws relating to anti-money laundering/KYC and any existing related internal policies and which are satisfactory to it and allow it to comply with such Laws and policies.

7.2Interest. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal [***] applicable on the date the payment becomes due with respect to payments in US Dollars, or the [***] with respect to payments in other currencies, plus in each case [***] percent ([***]%) per year, calculated on the number of days such payment is delinquent, compounded monthly and computed on the basis of a three hundred sixty five (365) day year. This Article 7.2 shall in no way limit any other remedies available to the Parties.

7.3Currency Conversion. Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in US Dollars, and all payments by one Party to the other Party under this Agreement shall be paid in US Dollars. If any currency conversion shall be required in connection with the payment of royalties or other amounts under this Agreement, such conversion shall be calculated by the paying Party using the applicable average daily mid foreign exchange rates published in the Reuters pages over the period in which the payment obligation arises.

7.4Taxes.

(a)If Laws or regulations require withholding of any taxes imposed upon a payee on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by the payor of such royalties or other payments as required by Law from such payment and shall be paid by the payor to the proper taxing authorities. The payor shall use Commercially Reasonable Efforts to (i) secure official receipts of payment of any withholding tax and shall send them to the payee as evidence of such payment and (ii) give advance notice to payee of the intention to withhold or deduct such taxes.  Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payee for purposes of this Agreement.  Notwithstanding the foregoing, if (i) the payor redomiciles, assigns its rights or obligations or delegates (including to an Affiliate pursuant to Article 17.8(c)) its rights under this Agreement, (ii) as a result of such redomiciliation, assignment or delegation, the payor (or its assignee or delegate) is required by applicable Law to withhold taxes from or in respect of any amount payable under this Agreement, and (iii) such withholding taxes exceed the amount of withholding taxes that would have been applicable but for such redomiciliation, assignment or delegation, then any such amount payable shall be increased to take into account such withholding taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable), the payee (or its assignee) receives an amount equal to the sum it would have received had no such increased withholding been made, provided however that if the payee receives, in the year of such withholding or the following year, a cash tax benefit from a refund of any such withholding taxes (or a credit in lieu of a refund), the payee shall pay to the payor an amount equal to such cash tax benefit, net of all reasonable out-of-pocket expenses incurred by the payee and its Affiliates in connection with the obtaining or receipt of such refund (or credit), it being specified that the payee shall use its commercially reasonable efforts to secure such refund (or credit) in the year of the relevant withholding or the following year.  Solely for purposes of this Article 7.4(a), a Party’s “domicile” shall include its jurisdiction of incorporation or tax residence and a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.  Each Party shall cooperate with the other and furnish the other with appropriate documents, including Tax Documentation, to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable). “Tax Documentation” means any certificate or documentary evidence necessary to alleviate withholding on payments made by payor to payee under this Agreement, which includes, as  applicable, French tax forms number 5000 and 5003, as such forms may be amended from time to time in accordance with applicable Law duly stamped and validated by the relevant governmental entity with responsibility for taxes in connection with any tax reduction or exemption under any applicable international tax treaty between France and USA. Notwithstanding anything to the contrary in this Article 7.4(a), the Parties acknowledge and agree that Licensee will not, absent a change in Law or relevant circumstance between the date of this Agreement and the applicable date of payment, deduct or withhold from the amounts payable pursuant to Articles 6.1, 6.2, 6.4 or 6.5 any amount in respect of any taxes provided that Licensor provides Licensee with applicable Tax Documentation establishing an exemption from withholding under Article 12 of the 1994 income tax treaty between the government of the United States and the French Republic (as amended by the 2006 protocol and the 2009 protocol).

(b)Indirect Taxes. All payments under Articles 6.1, 6.2, 6.4, and 6.5 of this Agreement are stated exclusive of Indirect Taxes.  Any Indirect Taxes required to be paid in connection with such payments due to Licensor shall [***].  “Indirect Tax” means any sales tax (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges.

7.5Records; Inspection. Licensee shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Licensor pursuant to this Agreement and, if applicable, Licensee’s prosecution, maintenance and enforcement of Licensed Patents (“Records”).  Such Records shall be kept for the longer of (a) the period of time required by applicable Law in the Licensee Territory and (b) at least [***] ([***]) years following the expiration or termination of this Agreement.  Licensee shall require its Sublicensees to provide to Licensor (so that Licensor may provide the same to Pfizer) copies of all Records relating to such Sublicensees’ sale of the Product as necessary to allow Licensor or, if applicable, Pfizer (under the Pfizer License Agreement) to review such Records when conducting an audit of Licensee or Licensor, as applicable, pursuant to this Article 7.5.  Notwithstanding Article 9, pursuant to the Pfizer License Agreement, Pfizer will be allowed to review such Records.  Such Records will be open for inspection by an independent auditor chosen by Licensor and reasonably acceptable to Licensee for the purpose of verifying the amounts payable by Licensee hereunder. Such inspections may be made [***] each Calendar Year, at reasonable times and on reasonable prior written notice. Such Records for any particular Calendar Quarter shall be subject to [***]. The independent auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection.  Inspections conducted under this Article 7.5 shall be at the expense of Licensor, unless a variation or error producing an underpayment in amounts payable exceeding [***] of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Licensee, together with interest on such unpaid amounts at the rate set forth in Article 7.2 above. The Parties will endeavor in such inspection to minimize disruption of Licensee’s normal business activities to the extent reasonably practicable.  Licensor’s right to inspect under this Article 7.5 shall survive the expiration or termination of this Agreement for a term of [***] ([***]) years.

Article VIII

PRODUCT MANUFACTURING AND SUPPLY

8.1General.

(a)Subject to the terms and conditions of this Agreement, Licensor shall supply, or secure supply of, Licensee’s requirements for Drug Substance, Drug Product, Finished Product and Brite Stock (collectively, the “Materials”) for the Licensee Territory pursuant to a supply agreement to be entered into by the Parties as set forth below.

(b)For purposes of this Article 8:

(i)“Brite Stock” shall mean Drug Product in un-labelled bottles for commercial supply;

(ii)“Cost of Goods Sold” means, with respect to any Materials, the amount equal to the price paid by Licensor for the Materials to the Third Party as such Materials are ordered by Licensee (but excluding any costs relating to the maintenance of a safety stock), plus [***];

(iii)“Drug Product” shall mean a finished dosage form containing Drug Substance that is not fully packaged and labelled;

(iv)“Drug Substance” shall mean the active ingredient of the Product consisting of  the Compound in bulk form meeting the applicable specifications therefor that, but does not include intermediates used in the synthesis of such ingredient; and

(v)“Finished Product” shall mean finished (i.e., fully packaged and labelled) Drug Product for commercial supply.

8.2Supply Agreement. Within [***] ([***]) days after the Effective Date, the Parties will enter into a commercial supply agreement (a “Supply Agreement”) pursuant to which Licensor shall supply Licensee’s requirements of the applicable Materials for the Licensee Territory in accordance with the Manufacturing Standards, and the provisions set forth in EXHIBIT 6 and the terms of this Agreement.

8.3Quality Agreement.  The Parties shall enter into separate quality agreement regarding supply of the Materials by Licensor to Licensee, incorporating provisions that are standard in the pharmaceutical field within [***] ([***]) days after Effective Date, and in any event prior to any delivery of Materials, as set forth in more details in EXHIBIT 6.

8.4Licensed Technology Transfer and Transfer of the Supply Chain.

(a)Notwithstanding anything in this Agreement, from the Effective Date, Licensee shall have the right (but not the obligation) to Manufacture or package or have Manufactured and or packaged by its Affiliates, Licensee’s requirements of the Finished Product, as well as, Licensee’s requirements of Drug Product and Drug Substance for the Licensee Territory, as set forth in more detail in EXHIBIT 6.

(b)For the purposes of subclause (a), upon Licensee’s written request, Licensor shall cooperate with Licensee, [***], to transfer, or cause to be transferred, to Licensee or its Affiliate within mutually agreed reasonable timelines the Know-How Controlled by Licensor that is necessary or actually used for the Manufacture, packaging and/or testing and release of the Materials, and shall make personnel of Licensor reasonably available to assist Licensee and its Affiliate in practicing the Know-How so transferred in accordance with this Article 8.4(b).  With respect to any Brite Stock or Drug Substance Manufactured by Licensee or its Affiliate, Licensee shall have the option to terminate the Supply Agreement or to keep Licensor and the Third Party Manufacturer as second manufacturer.

(c)Upon completion of technology transfer of any Material in accordance with Article 8.4(b) and validation of Licensee’s or Licensee’s Affiliate Manufacture of such Material and qualification of the applicable facility, if Licensor so requests, Licensee shall act a secondary manufacturer of Licensor with respect to the supply of the Materials and the Parties shall discuss in good faith the terms and conditions of supply of such Materials by Licensee to Licensor, provided that Licensee shall have no obligation to supply Licensor in any country in which Licensee’s facilities for Manufacturing the Materials are not yet qualified, and Licensee shall not be required to make any investment or obtain any new authorizations or permits to Manufacture and supply such Material for any such country.

Article IX

CONFIDENTIALITY AND DATA PROTECTION

9.1Definition.

(a)“Confidential Information” shall mean this Agreement and the terms and provisions of this Agreement and other proprietary information and data of a financial, commercial or technical nature (including such information or data of or relating to a Third Party) that the disclosing Party or any of its Affiliates have supplied or otherwise made available to the other Party or its Affiliates, which are disclosed, whether orally, visually or in writing.

(b)Confidential Terms. The terms of this Agreement shall be deemed Confidential Information of both Licensee and Licensor.

9.2Obligations. During the term of this Agreement and for [***] ([***]) years thereafter, the receiving Party will:

(a)protect all Confidential Information of the disclosing Party against unauthorized disclosure to Third Parties;

(b)not use the Confidential Information of the disclosing Party except as permitted by or in furtherance of exercising rights or carrying out obligations hereunder. Each receiving Party will treat Confidential Information provided by the other Party with the same degree of care as if it were the receiving Party’s own confidential information (but under no circumstances less than reasonable care); and

(c)The receiving Party may disclose the Confidential Information of the disclosing Party to its Affiliates, and their respective directors, officers, employees, subcontractors, sublicensees, consultants, attorneys, accountants, banks, acquirers and investors (collectively, “Recipients”) who have a need-to-know such information for purposes related to this Agreement, provided that the receiving Party shall hold such Recipients to written obligations of confidentiality and non-use with terms and conditions at least as restrictive as those set forth in this Agreement.

9.3Exceptions. The obligations under this Article 9 shall not apply to any information to the extent the receiving Party can provide convincing evidence that such information:

(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the receiving Party or any Recipients to whom it disclosed such information;

(b)was known to, or was otherwise in the possession of, the receiving Party prior to the time of disclosure by the disclosing Party other than under obligations of confidentiality;

(c)is disclosed to the receiving Party on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation; or

(d)is independently developed by or on behalf of the receiving Party or any of its Affiliates, as evidenced by its written records, without use or access to the Confidential Information.

9.4Permitted Disclosures.

(a)The restrictions set forth in this Article 9 shall not prohibit the receiving Party from disclosing or using (as specified below) any Confidential Information of the disclosing Party (i) that the receiving Party is required to disclose under Laws, a court order or other governmental order, or the rules and regulations of the Securities and Exchange Commission (“SEC”) or any national securities exchange, (ii) that the receiving Party needs to disclose or use to file, prosecute or enforce any Licensed Patents or Patents on jointly-owned inventions under Article 10, or (iii) that the receiving Party needs to disclose or use for purposes of obtaining or maintaining Regulatory Filings of the Product; provided that the receiving Party (A) as to subsection (i), provides the disclosing Party at least [***] ([***]) Business Days prior written notice of such disclosure (and the right to review and comment on the proposed disclosure)[***] (B) as to subsection (i) afford the disclosing Party an opportunity to review and comment on the confidential treatment for such required disclosure required by the SEC or national securities exchange and use reasonable efforts to secure confidential treatment for such required disclosure, (C) as to subsection (i) discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose in the receiving Party’s legal counsel opinion and (D) as to subsections (ii) and (iii), the receiving Party provides reasonable advance notice to the other Party where reasonably practicable and discloses only that portion of the Confidential Information that it is reasonably necessary to disclose for such purpose and maintain confidential treatment for the longest possible period.

(b)A receiving Party hereto may also disclose the disclosing Party’s Confidential Information to its Affiliates, licensees (with respect to Licensor), permitted Sublicensees (with respect to Licensee), investors and lenders and any other Third Parties to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, including granting a sublicense or obtaining any Marketing Approvals.  Notwithstanding anything to the contrary herein, Licensee acknowledges and hereby agrees that Licensor shall furnish to Pfizer a true and complete copy of this Agreement and each amendment thereto, subject to redactions that are not directly relevant to the performance of Licensor’s obligations under the Pfizer License Agreement, within [***] ([***]) days of the Effective Date and any Sublicense and amendments thereto, subject to redactions in accordance with this Article 9.4(b).

9.5Scientific Papers and Scientific Meetings. The Parties through a dedicated Working Group pursuant to Article 3.2(b) shall discuss their projected publications and elaborate an annual publication plan which will address all planned Scientific Papers and Scientific Presentations in scientific meetings on an annual basis.

9.6Scientific Papers.  Each Party may present, disclose or publish any information, data (including Data), and other results related to the Compound and the Product that have not previously been presented, disclosed or published (“Compound and Product Information”) through scientific publications in accordance with this Article 9.6 and subject to any obligations set forth under Licensor’s agreements with Third Party licensees.

(a)Each Party shall provide to the other Party, prior to submission for publication, a draft of the proposed submission concerning the Compound and Product Information which have been prepared by or on behalf of such Party (or by a Clinical Study site contracted by such Party as sponsor of the relevant Clinical Study) or through any Investigator Sponsored Clinical Studies (each a “Scientific Paper”) to be published in indexed medical and scientific journals and similar publications (“Medical Journals”).

(b)Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have [***] ([***]) Business Days to notify the sending Party of its consent or denial with respect to the publication of such Scientific Paper (it being understood that, during such [***] ([***]) Business Day period, no submission for publication thereof shall take place).

(c)In the event the receiving Party consents to the publications, but has comments thereto, the Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the receiving Party, particularly if such publication may be prejudicial to the receiving Party’s opportunity to obtain any Patent rights.

(d)The receiving Party may require that the publication of such Scientific Paper be suspended for a period of time not exceeding [***] ([***]) days to permit a Patent to be filed using the Know-How covered in the proposed Scientific Paper.

(e)Neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent.

(f)The sending Party shall provide to the receiving Party copies of any final Scientific Paper accepted by a Medical Journal within [***] ([***]) Business Days after the approval thereof, subject to applicable Medical Journal publisher’s rules, guidelines and any other health care compliance guidelines.

(g)To enable free exchange of copyrighted material between the Parties, each Party agrees that it has or shall (i) obtain and maintain, at its own expense, an annual copyright license or equivalent license from the copyright clearance center and (ii) list the other Party as a collaborator in an agreement with the copyright clearance center if required by such agreement.

(h)Notwithstanding anything to the contrary in this Article 9.6, Licensor retains the right to publish, subject to subsections (a), (d), (e), (f) and (g), Compound and Product Information arising from the Ongoing Clinical Studies.

(i)Notwithstanding anything to the contrary in this Article 9.6, with respect a Scientific Paper containing Compound and Product Information arising from an Investigator Sponsored Clinical Study supported by a Party, each Party will use reasonable efforts to follow the process described in subsections (a), (d), (e), (f) and (g), subject to compliance with best practices guidelines in the pharma industry and the provisions of such Party’s agreement with the Third Party sponsor.

9.7Abstracts, Posters and Slide Decks. Each Party may present any Compound and Product Information through publications, presentations, lectures, symposia or other meetings of healthcare professionals, or international congresses, conferences or meetings organized by a professional society or organization anywhere in the world (any such occasion, a “Presentation”) in accordance with this Article 9.7, and subject to Licensor’s obligations under Licensor’s agreements with Third Party licensees.

(a)Each Party shall provide to the other Party, prior to presentation and through a dedicated working group, an initial draft of the proposed presentation concerning the Compound and Product Information which has been prepared by or on behalf of such Party (or by a Clinical Study site contracted by such Party as sponsor of the relevant Clinical Study) (each a “Scientific Presentation”) to be presented at a Presentation.  The presenting Party shall make reasonable efforts to provide to the other Party the initial draft of such Scientific Presentation within [***] ([***]) Business Days prior to the Presentation.

(b)Commencing with the receipt of any such draft Presentation, the receiving Party shall have [***] ([***]) Business Days to inform the sending Party of its observations and suggestions with respect thereto (it being understood that, during such review period, as applicable, no Presentation thereof shall take place) and the Parties shall discuss such observations and suggestions in good faith, particularly if such Presentation may be prejudicial to the other Party’s opportunity to obtain any Patent rights.

(c)The receiving Party may require that the Presentation be suspended for a period of time not exceeding [***] ([***]) days to permit a Patent to be filed using the Know-How covered in the proposed Presentation.

(d)Neither Party will present any Confidential Information of the other Party without such other Party’s prior written consent.

(e)The sending Party shall provide to the receiving Party copies of all final versions of the Presentation presented at a Scientific Presentation within [***] ([***]) Business Days after the presentation thereof, subject to applicable publisher’s rules, guidelines and any other health care compliance guidelines.

(f)Notwithstanding anything to the contrary in this Article 9.7, Licensor retains the right to publish, subject to subsections (a), (b), (d) and (e) Data and information arising from the Ongoing Clinical Studies.

(g)Notwithstanding anything to the contrary in this Article 9.7, with respect to a Scientific Presentation containing Compound and Product Information arising from an Investigator Sponsored Clinical  Study supported by a Party, each Party will use reasonable efforts to follow the process described in subsections (a), (b), (d), and (e), subject to compliance with best practices guidelines in the pharma industry and the provisions of such Party’s agreement with the Third Party sponsor.

9.8Clinical Trial Website Registries. Each Party shall be free to register the Clinical Studies it is sponsoring with respect to the Product on ClinicalTrials.gov, clinicaltrialsregister.eu or in similar clinical trial registries.  Neither Party shall disclose or publish any Compound and Product Information on any website registries unless required by applicable Law or by such Party’s policies as consistently applied (provided that if either Party’s policies change so that they require disclosing or publishing any Compound and Product Information, such Party shall inform the other Party of such policy change), in which case the Party proposing to make such disclosure shall provide the other Party a detailed description of such required disclosure at least [***] ([***]) days prior to such registration or disclosure and shall, in good faith, consider the comments made by the other Party regarding the proposed registration or disclosure and the protection of any Intellectual Property Rights contained therein.

9.9Press Releases. Notwithstanding anything to the contrary in Article 9.2, the Parties have agreed on a mutual press release to announce the execution of this Agreement in the form attached in EXHIBIT 7, together with a corresponding Question & Answer outline for use in responding to inquiries about this Agreement. The Parties agree to consult with each other reasonably and in good faith with respect to the text of any subsequent press releases or other disclosures and obtain the approval of the other Party, no later than within [***] ([***]) Business Days prior to the issuance thereof; provided, however, that a Party may not unreasonably withhold or delay consent to such releases unless such release would adversely affect the rights or interests of such Party.

9.10Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including the Confidentiality Agreement between the Parties dated January 9, 2018 and amended December 19, 2018. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

9.11Disclosing Party Obligations. To the extent a Party (the “Disclosing Party”) discloses, transfers or otherwise makes available any Transferred Data (which may include Personal Data) to the other Party (the “Receiving Party”) in connection with this Agreement, the Disclosing Party:

(a)shall, notwithstanding any other provision of this Agreement, use commercially reasonable efforts to: (i) ensure that the Transferred Data cannot be used by the Receiving Party to identify a Data Subject and (ii) not provide the Receiving Party with any additional information (if any), including any key codes or any other mechanism or data, that may enable the Receiving Party to attribute the Transferred Data to any identifiable Data Subjects; and

(b)has, to the best of its knowledge, complied with all applicable Data Protection Laws from time to time relating to the Processing of the Transferred Data.

9.12Independent Data Controllers.  Unless otherwise agreed between the Parties in accordance with Article 9.26 (for example in relation to any Processing of Personal Data by or on behalf of the Parties as joint controllers in connection with an Additional Clinical Study), the Receiving Party and the Disclosing Party agree that (to the extent that any Personal Data contained within the Transferred Data is disclosed to the Receiving Party), for the purposes of Data Protection Law, each of the Receiving Party and the Disclosing Party is an independent data controller.

9.13Fair Processing Notices. The Receiving Party further agrees that the Disclosing Party (to the extent that any Personal Data contained within the Transferred Data is disclosed to the Receiving Party) may delay the disclosure of specific Personal Data to the Receiving Party until the Disclosing Party has provided such additional fair processing information to Data Subjects in relation to the Receiving Party’s Processing of such Personal Data or taken such other actions as the Disclosing Party reasonably believes to be required by Data Protection Law to enable the Disclosing Party to comply with its obligations thereunder.  If a Party reasonably believes that additional fair processing information or actions are required to ensure either Party’s compliance with Data Protection Law from time to time, such Party shall notify the other Party and the Parties shall discuss in good faith what action, if any, is required to be taken provided that the Receiving Party agrees that, as between the Parties, the Disclosing Party shall have the sole right (but not the obligation) to communicate or procure the communication of fair processing information (including updating such fair processing information during the term of this Agreement) to Data Subjects, in a manner and form to be reasonably determined by the Disclosing Party in accordance with Data Protection Law, with any and all reasonable costs incurred by the Disclosing Party arising from such support to be borne by the Receiving Party.

9.14Personal Data Transfers. The Receiving Party shall, other than to countries approved, from time to time, as having equivalent protection for Personal Data as under European Data Protection Laws by the EC, not Process such Personal Data outside the EEA unless where the Receiving Party complies with the data importer’s obligations set out in the EU Standard Contractual Clauses for transfers from data controllers in the European Union or European Economic Area to controllers established outside the European Union or European Economic Area pursuant to EU Commission Decision 2004/915/EC (as amended or replaced from time to time) (the “Controller to Controller Clauses”) which are hereby incorporated into and form part of this Agreement (and for the purposes of Annex B of such Controller to Controller Clauses, categories of Data Subjects, purpose of transfer, types of Personal Data, recipients and categories of sensitive Personal Data shall be as set out in Articles 9.15 to 9.20 below.

9.15Nature and Purpose of Sharing. Unless otherwise agreed between the Parties in accordance with Article 9.26 (for example in relation to any Processing of Personal Data by or on behalf of the Parties as joint controllers in connection with an Additional Clinical Study), the Personal Data is shared, on a controller to controller basis, solely for the purpose of the Development, Manufacture, Regulatory Filings and Commercialization of the Products by the Parties in connection with this Agreement. The sharing of the Personal Data is necessary for the purpose of the legitimate interests pursued by the Parties in Developing, Manufacturing, Regulatory Filings and Commercializing the Product as contemplated by this Agreement.

9.16Categories of Recipients. the Personal Data may only be onward transferred by the receiving Party as permitted by and on the terms of this Agreement.

9.17Duration of Sharing. As set forth in this Agreement.

9.18Types of Personal Data Shared. The Personal Data will include:

(a)identification information, such as name, address, contact information and qualifications, relating to each Party’s personnel and those working on such Party’s behalf in connection with the Development, Manufacture, Regulatory Filings and Commercialization of the Products by the Parties in connection with this Agreement; and

(b)identification information, such as name, address, contact information and qualifications on healthcare professionals and on investigators involved in Clinical Studies, each to the extent included in the Transferred Data.

9.19Special Category Personal Data Shared. The Personal Data will include any special categories of Personal Data included in the Transferred Data including but not limited to identification patient number, medical records, ethnic or racial background, test results, results of physical examinations, samples, adverse effects and any other health information relating to the Data Subjects listed in (c) and (d) of Article 9.20 below.

9.20Categories of Data Subjects. The Personal Data will relate to data subjects including: (a) each Party’s personnel and those working on such Party’s behalf in connection with a Clinical Study; (b) healthcare professionals and investigators involved in Clinical Studies; (c) Clinical Study subjects and/or patients; and (d) end users of and/or patients using the Product;

9.21Data Minimization. Each Party acknowledges that, pursuant to European Data Protection Laws, each Party is under an obligation to ensure that the Personal Data they Process and which the Disclosing Party discloses is limited to only that which is necessary for the purposes of the Processing, therefore the Disclosing Party shall (to the extent that any Personal Data contained within the Transferred

Data is disclosed to the Receiving Party), notwithstanding any other provision of this Agreement, use commercially reasonable efforts to transfer only that Personal Data which is required to facilitate the performance of this Agreement. If the Receiving Party reasonably believes that additional Personal Data is required to be disclosed to enable the performance of this Agreement, the Receiving Party shall notify the Disclosing Party and the Parties shall discuss in good faith whether such additional Personal Data will be disclosed by the Disclosing Party, taking into account the Disclosing Party’s obligations under applicable European Data Protection Laws, the potential for the provision of anonymized data in place of the requested Personal Data, and any actions which are required to be taken by either Party in connection with such requested disclosure.

9.22Receiving Party Obligations. The Receiving Party shall, and shall cause its officers, employees, agents, attorneys, consultants, advisors and other representatives to:

(a)Process any Personal Data contained within the Transferred Data in accordance with Data Protection Law and solely for the purposes disclosed and purposes compatible under applicable Data Protection Law with the purposes disclosed to the relevant Data Subjects from time to time or as otherwise permitted by applicable Data Protection Law;

(b)implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purpose of processing and promptly notify the Disclosing Party if any Personal Data is subject to any unauthorized or unlawful access, loss, destruction or damage; and

(c)not further disclose the Personal Data to any Third Party (including, for clarity, any subcontractors) in a manner incompatible with the fair processing information provided to the relevant Data Subjects.

9.23Data Subject Requests. In the event that either Party directly receives a request from a Data Subject for the rectification or erasure of such Personal Data (or any other request regarding Data Subjects exercising rights under any European Data Protection Law) (a “Data Subject Request”), the party receiving the request shall where appropriate pass on the details of the request to the other Party; and each Party shall provide the other any reasonable assistance as is required for the purposes of responding to the Data Subject Request in accordance with any European Data Protection Law especially in terms of time limit to respond to a Data Subject, which may involve contacting clinical sites, investigators or other subcontractors of the disclosing Party and providing additional information.

9.24Governmental Authority Requests. In the event that either Party receives a request from a Governmental Authority in relation to any Personal Data comprised within the Transferred Data, the other Party agrees to provide reasonable assistance to such Party to enable it to respond to the Governmental Authority’s request which may involve contacting any clinical sites, investigators or other subcontractors of the other Party and providing additional information, with any and all reasonable costs incurred by the other Party arising from such support to be borne by the Party which has received the request from the Governmental Authority.

9.25CCPA. To the extent that the CCPA is applicable to either Party: (a) such Party agrees to comply with all of its obligations under the CCPA; and (b) to the extent that the Transferred Data involves any communication of “personal information” (as defined by the CCPA) from one Party to the other Party pursuant to this Agreement, the Parties agree that no monetary or other valuable consideration is being provided for such personal information and therefore neither Party is “selling” (as defined by the CCPA) personal information to the other Party.

9.26Changes. If a Party reasonably believes that any changes are required to this Agreement to ensure a Party’s compliance with Data Protection Law or to address the legal interpretation of Data Protection Law, including in relation to the respective roles of the Parties with regard to any Personal Data Processed under this Agreement, that Party may notify the other and the Parties shall negotiate in good faith appropriate amendments or addenda to this Agreement to the extent required to ensure both Parties’ compliance with Data Protection Law from time to time. Without prejudice to the generality of the foregoing, if a Party reasonably believes that the Parties may be joint controllers in respect of certain Processing of Personal Data in connection with this Agreement, in particular, in the event of the Parties jointly conducting Shared Clinical Trial or of one Party requesting the other to perform a Clinical Study, regardless of the country where such Clinical Studies are performed, the Parties shall negotiate in good faith whether to amend or enter into an addendum to this Agreement in order to reflect such joint controller relationship and to allocate the Parties’ respective responsibilities as joint controllers in respect of such Processing.

Article X

PATENT PROSECUTION AND ENFORCEMENT

10.1Ownership of Inventions.

(a)Pre-existing IP. Subject only to the rights expressly granted to the other Party under this Agreement, each Party shall retain all rights, title and interests in and to any Intellectual Property Rights that are owned by, or licensed or sublicensed to, such Party prior to the Effective Date or independent of this Agreement.

(b)Inventorship of Inventions shall be determined in accordance with the rules and regulations of the U.S. Patent and Trademark Office.

(c)All Inventions made solely by employees, agents and independent contractors of Licensor or its Affiliates pursuant to this Agreement and all Intellectual Property Rights therein, shall be owned, as between the Parties, solely by the Licensor (“Licensor Inventions”).

(d)All Inventions made solely by employees, agents and independent contractors of Licensee or its Affiliates or Sublicensees, pursuant to this Agreement and all Intellectual Property Rights therein, shall be owned, as between the Parties, solely by Licensee (“Licensee Inventions”).

(e)All Inventions made jointly by employees, agents and independent contractors of each Party or its Affiliates or sublicensees (including Sublicensees as applicable) pursuant to this Agreement, and all Intellectual Property Rights therein, shall be owned jointly by the Parties such that each Party shall have an undivided interest therein (“Joint Inventions”).

(f)All Patents claiming patentable, jointly owned Joint Inventions shall be referred to herein as “Joint Patent Rights.”  Except to the extent either Party is restricted by the licenses granted to the other Party and covenants set forth herein, each Party shall be entitled to practice and exploit the Joint Inventions and the Intellectual Property Rights therein, for all purposes on a worldwide basis and to grant licenses thereunder, without any duty of accounting or obligation to seek consent from the other Party with respect thereto.  Each Party will: (i) grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Inventions, and Intellectual Property Rights therein, throughout the world, (ii) execute documents as reasonably necessary to accomplish the foregoing, and (iii) reasonably cooperate with the other Party to transfer to such other Party physical embodiments (or copies thereof) of any Joint Inventions, [***].

(g)Each Party shall, and shall cause its sublicensees and Affiliates, and all independent contractors, employees and agents of such Party, to cooperate with the other Party and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonably required to perfect the other Party’s right, title and interest in and to Inventions, and Patents thereon, and other Intellectual Property Rights as set forth in this Article 10.1.  Each Party shall also include provisions in its relevant agreements with Third Parties that affect the intent of this Article 10.1.

(h)During the term of this Agreement, Licensee shall and hereby does grant to Licensor a royalty free, fully paid up, perpetual, irrevocable, non-exclusive, license, with the right to sublicense through multiple tiers, under Licensee Inventions and all Intellectual Property Rights therein, solely to Develop, Manufacture and Commercialize the Compound and/or the Product in the Licensor Territory, provided, that the license under Licensee Inventions and all Intellectual Property Rights therein covering or claiming any new uses of the Product outside of the Initial Indication shall be exclusive in the Licensor Territory solely to Develop, Manufacture and Commercialize the Compound and/or the Product.  This license shall be superseded by the license granted under Article 13.2(d) upon the expiration or termination of this Agreement.

10.2Prosecution and Maintenance of Licensed Patents.

(a)Prosecution of Licensed Patents.

(i)As between Licensee and Licensor, Licensor shall have the sole right but not the obligation for the filing, prosecution and maintenance of all Licensed Patents in the Licensor Territory at Licensor’s  sole discretion and [***].

(ii)As between Licensee and Licensor, Licensor shall have the first right, but not the obligation, for the filing, prosecution and maintenance of all Licensed Patents (including the Joint Patent Rights) in the Licensee Territory [***], provided that if Licensor intends to abandon, or not to file a patent application covering, any such Licensed Patents (including Joint Patent Rights) that is not sublicensed to Licensee under the Pfizer License Agreement in any country in the Licensee Territory (a “Non-Pfizer Puma Patent Right”), Licensor shall provide Licensee with a written notice of such intent at least [***] ([***]) days in advance of the relevant deadline.  In such case: (X) Licensee will provide a written response to Licensor at least [***] ([***]) days in advance of the relevant deadline if Licensee wishes to, file, prosecute and maintain (in its sole discretion) such Non-Pfizer Puma Patent Right in such country; (Y) if Licensee provides the affirmative notice under clause (X) above, Licensor shall promptly provide all files related to filing, prosecuting and maintaining such Non-Pfizer Puma Patent Right to counsel designated by Licensee; (c) upon completion of the transfer of such files under clause (Y), Licensor shall no longer be responsible for the costs and expenses relating to filing, prosecuting and maintaining (as applicable) such Non-Pfizer Puma Patent Right in such country; and (d) solely for the purpose of determining the Royalty Term for the Product, the term “Licensed Patent” automatically shall be modified to exclude such Non-Pfizer Puma Patent Right in such country as of the date Licensee provides such written request to Licensor.

(iii)Licensor agrees to inform with sufficient advance notice and coordinate with Licensee through the Patent Working Group with respect to patent prosecution or other proceedings with respect to the Licensed Patents in the Licensee Territory.  Licensor shall provide Licensee with copies of each draft patent application to be filed as well as copies of each office action received from the relevant patent offices in each country of the

Licensee Territory, in each case with enough lead time where reasonably practicable, to enable Licensee to review and comment on such application or action, which comments shall be taken into account by Licensor.

(iv)Licensor shall consider in good faith Licensee’s comments and feedback with respect to strategic patent prosecution decisions, including extension countries, patent term extension (or similar additional or supplementary protection), and Unitary Patent court opt-out.  Subject to the above good faith consideration, Licensor is not required to incorporate Licensee’s comments and, subject to the provisions of this Agreement, retains final decision-making authority with respect to prosecution and maintenance of such Licensed Patents.

(v)Licensor shall not decide to not file a patent or to discontinue prosecution, maintenance or defense of any Licensed Patents (other than Non-Pfizer Puma Patent Right) or otherwise abandon any such Licensed Patents without Licensee’s written consent, which shall not be unreasonably withheld or delayed.  Without limiting the foregoing, Licensee may withhold consent if Licensor has not obtained a permission from Pfizer to assign to Licensee the right to undertake or continue such prosecution, maintenance or defense at its sole cost and expense.  If responsibility for prosecution, maintenance or defense of any of the Licensed Patents (other than Non-Pfizer Puma Patent Right) are assigned to the Licensee in accordance with this Article, then [***].  Licensee shall hold all information disclosed to it under this Article 10.2 as confidential.  If such responsibility is so assigned to the Licensee, then Licensee shall be responsible for providing information required to be provided to Pfizer pursuant to the Pfizer License Agreement in connection with such activities as provided in Article 7.5 thereof.

(b)Patent Term Extensions.

(i)The Parties shall determine the strategy with respect to patent term extension or similar additional or supplemental protection in the Licensee Territory, including the Patent(s) to be extended in order to maximize the sales of the Product in the Licensee Territory (the “Patent Extension Strategy”).  If the Parties cannot agree on the Patent Extension Strategy at least [***] ([***]) months before the applicable deadline to file the patent term extension or similar additional or supplemental protection in the Licensee Territory, the Parties shall designate an independent patent counsel (“Expert”) by mutual agreement no later than [***] ([***]) months before the applicable filing deadline (and in the absence of such agreement by such time, such Expert shall be selected by the ICC International Centre for ADR in accordance with the Rules for the Appointment of Experts and Neutrals of the International Chamber of Commerce, which procedure shall only apply to such selection).  Within [***] ([***]) days after such expert has been selected, Licensor will provide to the expert and to Licensee copies of the EP Patents in EXHIBIT 1 along with the Summary of Product Characteristics (“SumPC”) issued by the EMA for the Product. Within [***] ([***]) days after receiving the EP Patents in EXHIBIT 1 and the SumPC, the Expert shall make a recommendation as to which of the EP Patents to choose for Supplemental Protection Certificate (“SPC”) protection.  The decision of the Expert will be [***] on the Parties, provided that in the event that neither Party agrees with the Expert’s recommendation as to the EP Patents to choose for SPC, [***] will [***] the final decision making right regarding the same.  [***].

(ii)After the Patent Extension Strategy has been determined, Licensor shall implement such strategy and file all applications and take actions necessary to obtain patent term extensions, or similar additional or supplemental protection [***], with respect to the Product under statutes in any country within the Licensee Territory, which extensions shall be owned, as between the Parties, by Licensor.  The Parties shall fully cooperate to obtain such extensions and additional protection.

10.3Notice. Each Party will promptly notify the other Party in writing of (a) any actual or threatened infringement, misappropriation, other violation, or challenge to the validity, scope or enforceability by a Third Party of any Licensed Intellectual Property in the Non-Encumbered Territory or the Licensee Territory of which it becomes aware (“Third Party Infringement”), (b) any allegation by a Third Party that any Intellectual Property Right owned by it is infringed, misappropriated, or otherwise violated by the Development, Manufacturing or Commercialization of the Product in the Licensee Territory or the Non-Encumbered Territory, each of which it becomes aware (“Defense Action”).

10.4Third Party Infringement Claims.

(a)Licensee Control. Subject to this Article 10.4(a), Licensee shall have the first right (but not the obligation), [***], to control enforcement of the Licensed Intellectual Property against any Third Party Infringement in the Licensee Territory.  Prior to commencing involvement in any such suit, action or proceeding, Licensee shall consult with Licensor and shall consider Licensor’s timely recommendations regarding the proposed suit, action or proceeding, except to the extent delay may reasonably result in the loss of rights by or otherwise adversely impact Licensee.  Licensee shall give Licensor timely notice of any proposed settlement of any such suit, action or proceeding that Licensee controls and [***]. Notwithstanding anything to the contrary herein, Licensor shall have the sole right, [***], to control enforcement of [***] against any Third Party Infringement in the Licensee Territory.

(b)Licensor’s Control. Licensor shall have the right (but not the obligation) to control enforcement of the Licensed Intellectual Property against any Third Party Infringement if Licensee provides Licensor with written notice that it is not exercising its right to control such enforcement, or if Licensee fails to timely initiate or file the relevant response to (as applicable), a suit, action or proceeding with respect to such Third Party Infringement prior to the expiration of the [***] ([***]) day period following first receipt by either Party of notice from the other Party of such Third Party Infringement.

(c)Rights of Non-Controlling Party. Notwithstanding anything to the contrary herein, the Party that is not controlling the suit, action or proceeding pertaining to enforcement of the Licensed Intellectual Property against Third Party Infringement as described in this Article 10.4 shall join as a party to such suit, action or proceeding upon the reasonable request and expense of the Party controlling such action if necessary for standing purposes. The Party that is not controlling such a suit, action or proceeding shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and [***] (subject to subsection (d) below) in any such suit, action or proceeding.

(d)Recovery. After giving effect to any applicable allocation of recoveries pursuant to the Pfizer License Agreement, recoveries shall be allocated as follows: [***].

(e)Defense Actions.  Licensee shall have all authority with respect to any such Defense Action in the Licensee Territory, including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right to compromise, litigate, settle or otherwise dispose of any such suit, action, or proceeding; provided that Licensee shall keep Licensor timely informed of the proceedings and filings, and provide Licensor with copies of all communications pertaining to each such Defense Action and [***].

10.5Recordation. In those countries where Licensee wishes to record its patent licenses, promptly following Licensee’s request, Licensor shall record the Pfizer License Agreement at Licensor’s expenses, and will provide to Licensee, a separate license for the Licensed Patents so that Licensee can arrange for the recordation of its license with the appropriate governmental agency, [***]. The Parties shall cooperate in the preparation and execution of such documents and Licensor shall provide all reasonable assistance to Licensee in this respect.  Notwithstanding anything to the contrary herein, in the event the recording of the Pfizer License Agreement requires the consent, approval or other execution of signature(s) by Pfizer or its Affiliates, then Licensor shall use its commercially reasonable efforts to obtain such consent, approval or signature, as applicable, and if Pfizer or its Affiliate does not consent, approve or otherwise provide with its signature, then Licensor shall not be in breach of this Article 10.6.

10.6Patent Marking. To the extent required by applicable Laws, Licensee agrees to mark, and have its Affiliates and Sublicensees mark, all patented Product they sell or distribute pursuant to this Agreement in accordance with the applicable patent statutes or regulations in the country or countries of sale thereof.

Article XI

TRADEMARKS

11.1Display.

(a)All packaging materials, labels and Marketing Materials for the Product shall display the Product Trademarks and no other product-specific trademarks or branding.

(b)Each Product shall be sold in the Licensee Territory under the trade name of Licensee or other trade name chosen by Licensee and the logo of Licensee.  Licensee shall use Licensor’s registered trademark Nerlynx®.  The trademarks of Licensee, trade dress, style of packaging and the like with respect to Products in the Licensee Territory may be determined by Licensee in a manner that is consistent with Licensee’s standard trade dress and style, but shall be subject to the review by the JSC to ensure the same are consistent with Licensor’s global trademark guidelines.

11.2Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants, and shall cause its Affiliates to grant, to Licensee a royalty-free, fully paid up, exclusive license to use the Product Trademark(s) solely for the purpose of Commercializing the Product in the Field and in the Licensee Territory in accordance with this Agreement.  Licensor shall [***] and use its commercially reasonably efforts to otherwise maintain the registered Product Trademark(s) throughout the Licensee Territory [***].  If the Product Trademark(s) is not registered in any country of the Licensee Territory, Licensor shall file and [***], and use its commercially reasonable efforts to register, and maintain such Product Trademark(s) in such country as reasonably requested by Licensee, [***], and such Product Trademark(s) shall be deemed to be included in EXHIBIT 5.

11.3Recordation of Licenses. In those countries where Licensee wishes to record its trademark license, Licensor will provide to Licensee, on Licensee’s written request, a separate trademark license for the Product Trademarks licensed by Licensor to Licensee, and Licensee will arrange for the recordation of such trademark license with the appropriate Governmental Authority, [***], promptly following receipt of such license from Licensor.  The Parties shall cooperate in the preparation and execution of such documents and Licensor shall provide all reasonable assistance to Licensee in this respect [***].

11.4Enforcement.

(a)If either Party becomes aware of any actual or threatened infringement of any Product Trademarks in the Licensee Territory, such Party shall promptly notify the other Party in writing.  Licensee shall have the first right, [***], to initiate infringement proceedings or take other appropriate actions against an infringement of any Product Trademarks in the Licensee Territory and/or to defend any actions or proceedings involving the Product Trademarks in the Licensee Territory, as the case may be.

(b)If Licensee does not initiate proceedings or take other appropriate action within [***] ([***]) days of receipt of a request by Licensor to do so, then Licensor shall be entitled, [***], to initiate infringement proceedings or take other appropriate action against an infringement of the Product Trademark in the Licensee Territory, or to defend any actions or proceedings involving or affecting a Product Trademarks in the Licensee Territory, as the case may be.

(c)The Party conducting such action shall have full control over the conduct of such action, including settlement thereof; provided, however, that [***].

(d)In any event, the Parties shall keep one another informed of the status of their respective activities regarding any litigation in the Licensee Territory involving a Product Trademarks or settlement thereof and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).  [***].

11.5Domain Names. Licensor shall own rights to, and shall be responsible, [***], for registering and maintaining, the Internet domain names listed on EXHIBIT 5 (each of the foregoing, a “Domain Name”) and agrees to grant, and hereby grants to Licensee a royalty-free, fully paid-up non-exclusive license to use those particular Domain Names in connection with its Commercialization of the Product in the Licensee Territory in accordance with this Agreement.  In the event Licensee would like to use an available Internet domain name that includes any Product Trademarks Controlled by Licensor and not previously registered in the Licensee Territory as a country-level Internet domain name, Licensor grants Licensee its consent to register and maintain such Internet domain names in Licensee’s name and [***].

Article XII

TERM AND TERMINATION

12.1Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 12, shall expire upon the last-to-expire Royalty Term.

12.2Termination for Material Breach. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its material obligations hereunder and in the overall context of the Agreement, and such breach continues for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party which clearly mentions the remedies that the non-breaching Party intends to apply should the breach remain uncured (the “Notice of Termination”).  Any such termination shall become effective at the end of such ninety (90) day period if, prior to the expiration of the ninety (90) day period, the breaching Party has not disputed or cured any such breach or default.  Such ninety (90) day period may be extended if the breaching party communicates to the non-breaching Party a written remediation plan reasonably designed to cure such breach or default within a reasonable additional time period, not to exceed an additional ninety (90) days following expiration of the foregoing ninety (90) day period.  If the allegedly breaching Party disputes in good faith the material breach set forth in a Notice of Termination provided by the non-breaching Party in accordance with this Article 12.2 and provides written notice of such dispute to the non-breaching

Party within thirty (30) of the Notice of Termination, this Agreement shall not be terminable by the non-breaching Party until it has been determined by arbitration under Article 16.3 (“Arbitration Period”) that this Agreement was materially breached by the breaching Party and then only if the breaching Party has not cured the material breach set forth in the Notice of Termination within thirty (30) days following such arbitration determination.  [***]

12.3Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within ninety (90) days after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter. All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to intellectual property as defined in Section 101 of such Code. The Parties agree that Licensee may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any Licensed Intellectual Property and all embodiments of such technology.

12.4Termination for Convenience. Licensee shall be permitted to terminate the Agreement at will with six (6) months’ prior written notice.

12.5Termination for Safety Reasons. Licensee shall be permitted to terminate the Agreement for safety reasons upon sixty (60) days written notice to Licensor if Licensee has evidence of safety issues on the basis of which a reasonable investigator would conclude that such issues will prevent the successful Development and Commercialization of the Product hereunder.  Licensee shall provide such evidence to Licensor together with such notice and shall discuss such evidence as reasonably requested by Licensor. If Licensee determines, in its reasonable judgement, that it has evidence of safety issues that are likely to prevent the successful Development and Commercialization of the Product hereunder, Licensee may so notify Licensor in writing.  In such event, whether or not the situation is determined to trigger Licensee’s right to terminate the Agreement for safety reasons pursuant to the first sentence of this Article 12.5, Licensee’s obligations under Article 5.1 shall be suspended for a reasonable time period to enable the Parties to understand whether such issues exist and if so, address such issues (such suspension period not to be longer than ninety (90) days).

12.6Alternative to Termination for Material Breach. If Licensor has materially breached or defaulted in the performance of any of its material obligations hereunder, including its representations and warranties pursuant to Article 14, and such breach is not curable or has not been cured within ninety (90) days after written notice thereof was provided by Licensee, then, without limiting any other remedies of Licensee, Licensee may elect to continue the Agreement, provided that (i) Licensee shall be released of its diligence obligations pursuant to Article 5.1(a) to the extent such obligations are impacted by Licensor’s breach and (ii) the payments to be made hereunder by Licensee to Licensor shall be reduced by [***] until such time as the resulting aggregate reduction equals the damages Licensee suffered as a result of Licensor’s breach as will be finally determined by mutual agreement or pursuant to Article 16 [***]; provided that in no event shall a Royalty Rate under this Agreement be reduced to a number that is less than [***] by reason of such offset and/or through the application of Article 6.5.

12.7No Partial Termination. This Agreement may not be terminated by Licensee under Article 12.4, 12.5 or by either Party for cause under Article 12.2 or for bankruptcy under Article 12.3 on a country-by-country or other partial basis.

Article XIII

EFFECT OF TERMINATION

13.1Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement, provided that any milestone payment that is achieved under Article 6.2 during the termination notice period shall be reduced by [***] percent ([***]%).  For clarity, any Deferred Sales Milestone Amount shall not be subject to the foregoing reduction.

13.2Rights on Termination of Agreement. In case of termination of this Agreement by either Party, this Article 13.2 shall apply:

(a)Wind-down Period.

(i)Licensee shall use commercially reasonable efforts to effect a smooth termination of the Agreement, including by performing the activities set forth in Articles 13.2(a)(iii), (iv) or (v), for a period not exceeding six (6) months following the termination of the Agreement (“Transition Period”).

(ii)Licensee shall have the right to sell its remaining inventory of the Product in the Licensee Territory following the termination of this Agreement during the Transition Period.

(iii)In the event Licensee is the sponsor of or conducting any on-going Clinical Studies of the Product and/or any ongoing pre-clinical studies and/or formulation studies (e.g., stability studies) of the Product following the date a notice of termination has been issued by Licensor or Licensee, as applicable, Licensee shall be entitled to complete or wind down such activities, unless Licensor requests that they be transitioned to Licensor, in which case Licensee shall use commercially reasonable efforts to support such transition to Licensor, at Licensor’s costs.

(iv)Each Party shall use commercially reasonable efforts to cooperate with the other and/or its designee to effect a smooth and orderly wind down or transition in of the activities related to the Product in the Licensee Territory during the Transition Period.

(v)Licensee shall provide Licensor with country specific Marketing Materials for use limited to the Product and subject to Third Party copyrights.

[***].

(b)Each Party shall pay to the other Party all amounts due to the other Party with respect to the Shared Development Budget, Post-Approval Marketing Study Costs and any Deferred Sales Milestone Amount accrued and unpaid as of the effective date of termination or expiration, within sixty (60) days following the effective date of termination or expiration.

(c)Subject to Article 13.2(a)(i), upon termination of this Agreement all licenses granted by Licensor to Licensee shall terminate.

(d)Effective automatically upon any expiration or termination of this Agreement, Licensee shall and hereby does grant to Licensor a non-exclusive, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense through multiple tiers, under any Intellectual Property Rights Controlled by Licensee claiming Inventions that are necessary or reasonably useful for the Development, Manufacture, Commercialization or other Use of the Product as they exist at the time of such termination of this Agreement solely to Develop, Manufacture, Commercialize and otherwise Use the Product, provided, that in case of termination of this Agreement (as opposed to expiration), the license under Licensee Inventions and all Intellectual Property Rights therein covering or claiming any new uses of the Product outside of the Initial Indication shall be exclusive to Develop, Manufacture and Commercialize the Compound and/or the Product.

(i)Within sixty (60) days following any expiration or termination of this Agreement, the Parties shall meet and discuss in good faith the appropriate compensation payable to Licensee, if any, in consideration for such license (“Termination License Compensation”).  In determining Termination License Compensation, relevant factors including but not limited to the value of the intellectual property involved, the jurisdictions in which any relevant Patents have been filed, whether Licensee is a sole or joint inventor and the nonexclusive nature of the license shall be considered.  If the Parties do not, within such sixty (60) day time period, agree upon the Termination License Compensation, then either Party may submit for resolution pursuant to subsection (ii) whether any Termination License Compensation should be paid, and if so, the amount of the Termination License Compensation (a “Termination License Dispute”).

(ii)Any Termination License Dispute that remains unresolved after the discussions conducted pursuant to subsection (i), but no other issues arising under this Agreement, shall be submitted for resolution by expedited arbitration pursuant to this Article 13.2(d).  Any arbitration under this Article 13.2(d) shall be decided by a single arbitrator appointed pursuant to the Expedited Procedure Provisions of the Rules of Arbitration of the International Chamber of Commerce, irrespective of the amount in dispute.  The place and language of the arbitration shall be those provided for in Article 16.3 herein. In such expedited arbitration, the arbitrator shall select an independent expert with significant experience relating to the valuation of intellectual property licenses in the life sciences industry, at a senior executive level, to advise the arbitrator with respect to the subject matter of the dispute.  The Parties agree that the arbitrator shall have the power to resolve any disputes to be resolved pursuant to this Article 13.2(d) based on principles of fairness and equity.  [***].  Notwithstanding the foregoing, Licensor shall have the right to decline or terminate a license under one or more Licensee Inventions and Intellectual Property Rights therein by written notice to Licensee, in which case the foregoing license shall not include the declined or terminated Licensee Inventions and Intellectual Property Rights therein and Licensor shall not have any payment obligations with respect thereto.

(e)Assignment of Regulatory Filings and Marketing Approvals. Licensee shall assign (or cause to be assigned) to Licensor or its designee, [***] (or to the extent not so assignable, Licensee shall take all reasonable actions to make available to Licensor or its designee the benefits of) all Regulatory Filings for the Product in the Licensee Territory, including any such Regulatory Filings made or owned by its Affiliates and/or Sublicensees. In each case, unless otherwise required by any applicable Law or regulation or requested by Licensor, the foregoing assignment (or availability) shall be made within a period of time agreed upon and consistent with the Wind-Down Period.

(f)Return of Confidential Information. Within thirty (30) days after the end of the Wind-down Period upon request by Licensor, Licensee shall either return to Licensor or destroy all tangible items comprising, bearing or containing Confidential Information of Licensor, that is in Licensee’s possession, subject to Licensee’s right to keep one copy for archiving purposes.

(g)Trademarks.

(i)Effective upon the end of the Wind-down Period, Licensee shall cease to use all Trademarks of Licensor (including the Product Trademarks) in the Licensee Territory, and all rights granted to Licensee hereunder with respect to the Product in the Licensee Territory shall terminate.

(ii)Effective upon the effective date of termination, Licensee agrees to assign on reasonable commercial terms to be agreed by the Parties all worldwide rights in and to any Product Trademarks, other than Product Trademarks of Licensor, specific to one or more Product that Licensee or any of its Affiliates used in connection with Product(s). It is understood that such assignment shall not include the name of Licensee or any of its Affiliates, nor the corporate logo, service mark, or trademark for Licensee or for any of its Affiliates as a corporate entity.

(iii)Sublicensees. Any contracts with Sublicensees in the Licensee Territory engaged by Licensee shall, at the request of Licensee in its discretion, be assigned to Licensor to the furthest extent possible.  Licensee shall use commercially reasonable efforts, and cause its Affiliates to use Commercially Reasonably Efforts, to waive any exclusive dealing obligations of such Third Party with respect to such Third Party agreement, and to provide to Licensor information relevant to the Third Party agreement and make introductions to such Third Party so that Licensor may enter into direct discussions with such Third Party to secure the relevant items or services.

(h)Miscellaneous. The grant by Licensee to Licensor of the rights set forth in Articles 13.2(a)(i), (d), (e) and (g)(ii) is conditioned upon the grant by Licensor of the indemnity set forth in Article 15.2 with respect to the Third Party Claims resulting from Licensor (or its designee’s) Development, registration, Manufacture and Commercialization of the Product in the Licensee Territory following termination of this Agreement.

13.3Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those which are expressly or by their nature set to survive termination as well as those described in the following Articles: 1, 2.2, 2.3(a), 2.4, 2.8, 7, 9, 10.1, 12.7, 13, 15 (solely to the extent Third Party Claims were incurred during the term of this Agreement), 17.2 through 17.8 (inclusive), 17.10 through 17.13 (inclusive).

Article XIV

REPRESENTATIONS, WARRANTIES AND COVENANTS

14.1Mutual Covenants, Representations and Warranties. Each Party covenants, represents and warrants to the other Party that, as of the Effective Date:

(a)it is a corporation duly organized, validly existing and is in good standing under its Laws or incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent such Party from performing its obligations under this Agreement;

(b)this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary corporate action and does not and will not: (i) require the consent or approval of such Party’s stockholders; (ii) to its knowledge, violate any Law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over it; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound;

(c)it, its subsidiaries, and its Affiliates are in compliance with, and at all times during the term of this Agreement shall remain in compliance with, all applicable antibribery or anticorruption Laws.  Neither such Party nor any of its subsidiaries, or Affiliates has, or will, authorize, offer, promise, or make payments or otherwise provide anything of value directly or indirectly to: (i) an executive, official, employee or agent of a government, governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled entity, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) for purposes of (A) (i) improperly influencing any act or decision of such Government Official in his or her official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (iii) securing any improper advantage; or (B) inducing such Government Official improperly to use his or her influence in order to assist the Company or any of its subsidiaries in obtaining or retaining business or to direct business to any person. Neither Party shall, during the term of this Agreement, provide anything of value to any person that may be considered a bribe, kickback, an illegal influence payment, or other illegal payment;

(d)all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by it in order to enter into this Agreement have been obtained; and

(e)it is not subject to a corporate integrity agreement or equivalent thereof, or a comparable obligation to a Governmental Authority, in each case that is relevant to this Agreement or the Supply Agreement.

14.2Representations and Warranties of Licensor. Licensor represents, warrants to Licensee that, as of the Effective Date:

(a)Licensor has the right and authority to grant the rights and licenses granted herein;

(b)Licensor has not previously granted any right, license or interest in or to the Licensed Intellectual Property that would interfere with the exercise of the licenses granted under this Agreement;

(c)As of the Effective Date, with the exception of proceedings with respect to Licensed Patents set forth in Schedule 14.2(c), there are (i) no actual, pending, or, to the Licensor’s knowledge, alleged, threatened, action, suits, claims, interference or governmental investigations involving the Product (including with respect to the Manufacturing of the Product), the Licensed Intellectual Property or the Product Trademarks by or against Licensor, or any of its Affiliates in the Licensee Territory, and (ii) to the Licensor’s knowledge, there is no circumstances that may lead to any such action, suit, claims, interference or investigations;

(d)Licensor has not brought a claim alleging an infringement by a Third Party of any of the Licensed Intellectual Property in the Licensee Territory, and to Licensor’s knowledge, as of the Effective Date, with the exception of proceedings with respect to Licensed Patents set forth in Schedule 14.2(d), there is no circumstances that may lead to any such claim;

(e)To Licensor’s knowledge, as of the Effective Date, the Use of the Product does not infringe the Intellectual Property Rights of any Third Party and Licensor has not received any claim alleging such any infringement.  To Licensor’s knowledge, none of the Licensed Patents are invalid or unenforceable;

(f)the Licensed Patents in the Licensee Territory listed on EXHIBIT 1 constitute a true, accurate and complete list of all Patents in existence as of the Effective Date Controlled by Licensor in the Licensee Territory relating to the Product in the Licensee Territory, and Licensor Controls such Licensed Patents in the Field and in the Licensee Territory, free of security interest;

(g)To Licensor’s knowledge, all individuals who participated in the invention of any of the inventions claimed in the Licensed Patents have made effective assignments of all ownership rights either pursuant to written agreement or by operation of applicable Law;

(h)To Licensor’s knowledge, all application and registration fees that have become due in respect of the Licensed Patents listed on EXHIBIT 1 and the Product Trademarks listed on EXHIBIT 5 have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of registering such Licensed Patents and such Product Trademarks;

(i)Licensor has taken reasonable precautions to preserve the confidentiality of the Licensed Technology;

(j)All Data with respect to Product that was provided or is intended to be provided to a Regulatory Authority, as of the Effective Date, has been generated and provided in compliance with applicable Laws, including applicable with GLP, GCP and GMP, in all material respects;

(k)Licensor has disclosed or made available to Licensee in writing, on the electronic diligence datasite,  all copies of: (i) material study reports and Data from Clinical Studies or GLP preclinical studies of the Product in its possession that relate or is relevant to the Licensee Territory, and (ii) all material filings and correspondence between Licensor and its Affiliates, on the one hand, and any Regulatory Authority, on the other hand, relating to clinical or preclinical studies of the Product, in each case that are relevant to the rights granted to Licensee pursuant to this Agreement.

(l)No information or documentation provided by Licensor to Licensee contain, any untrue or misleading statement of a material fact or to Licensor’s knowledge omit to state a material fact, with respect to the efficacy, side effects, formulation, stability, or preclinical or clinical testing or manufacturing of the Product;

(m)To Licensor’s knowledge, in the course of the Development of the Product, Licensor has not used any employee or consultant who has been debarred by any Regulatory Authority, or was the subject of debarment proceedings by a Regulatory Authority, and to Licensor’s knowledge, no such employees or consultants have been used by any Third Party contractor of Licensor in connection with the Development of the Product;

(n)The documents containing Data and Licensed Technology disclosed or made available to Licensee by Licensor are true and accurate copies of such documents in Licensor’s possession;

(o)Licensor has the right to grant to Licensee the right to refer to and use any data and technology that has been generated by the manufacturers of the Product engaged by Licensor or its Affiliates for the use and registration of the Product as provided for in this Agreement and the Supply Agreement.

(p)With the exception of those proceedings relating to the Licensed Patents set forth in Schedule 14.2(p), Licensor is not engaged in any litigation, opposition or arbitration affecting or relating to the Product, excluding oppositions before Patent authorities.

(q)To Licensor’s knowledge, Licensor and its Affiliates are in material compliance with each Material Agreement, and have performed all material obligations required to be performed by them to date under the Material Agreement, except such non-compliance would not have a material impact on Licensor.  To Licensor’s knowledge, neither Licensor nor its Affiliates are in material breach under the Material Agreement and, to the knowledge of Licensor, no other party to any Material Agreement is in material breach in any respect thereunder, in each case, except such breach would not have a material impact on Licensor.

14.3Representations and Warranties of Both Parties Related to Future Activities. Each Party represents, warrants to the other Party that:

(a)to the extent material to Use of the Compounds and the Product in the Licensee Territory, such Party shall, and shall ensure all Third Parties that it engages with respect to activities directed to the Compounds and the Product pursuant to this Agreement shall, comply in all material respects with all applicable Laws with respect to the performance of activities and obligations under this Agreement and the Supply Agreement;

(b)it will not knowingly utilize, in conducting Development, Manufacturing or Commercialization of the Product, any Person or entities that at such time are debarred by FDA, or that, at such time, are, to such Party’s knowledge, under investigation by FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335);

(c)all employees, officers, contractors, and consultants of such Party or its Affiliates performing activities in connection with this Agreement shall execute or have executed agreements requiring assignment to such Party of all right, title and interest in and to their inventions and discoveries invented or otherwise discovered or generated during the course of and as a result of such activities, whether or not patentable, if any, prior to commencing such activities;

(d)such Party currently has, and will maintain during the term of this Agreement, directly or through Affiliates or Third Party subcontractors (i) sufficient qualified and trained personnel and resources, and (ii) necessary financial and technical capacity to effectively fulfill its obligations related to the Product as contemplated in this Agreement; and

(e)each Party represents and warrants to the other Party that as of the Effective Date, other than the Product, such Party is not, directly or with or through an Affiliate or Third Party, Developing, Manufacturing or Commercializing in or for the Licensee Territory, any product that targets the HER-2 receptor and that is intended for use, or approved for use, for the Initial Indication, provided that Licensee shall give no representation as to the activities of Pierre Fabre Médicament Production, its contract manufacturing Affiliate.

14.4Certain Rights and Obligations under the Material Agreements.

(a)To the extent that any Background Agreement does not, as of the Effective Date, allow upon any termination of such Background Agreement, for the licenses granted to Licensor and sublicensed to Licensee to continue on substantially the same terms as were granted to Licensor, then, where requested by Licensee, Licensor shall use reasonable efforts to enable Licensee to secure such a separate agreement between Licensee and the applicable Third Party to provide for the grant of such rights to  Licensee.  In particular, within [***] ([***]) Business Days of the Effective Date, Licensor shall [***].

(b)To the extent that a Third Party is obligated to indemnify sublicensees of Licensor under a Material Agreement, and Licensee desires to assert a claim for indemnification, Licensor shall use reasonable efforts to cooperate with Licensee (at Licensee’ expense) to permit Licensee to assert such claim against such Third Party.

(c)To the extent relating to the Product in the Licensee Territory, whenever Licensor receives any written report, notice or other communication from a Third Party with respect to the corresponding Material Agreement, Licensor shall promptly provide a copy of such report, notice or other communication to Licensee, in each case solely if such report, notice or communication would materially adversely affect the Product in the Licensee Territory or Licensee’s rights under such Material Agreement with respect to the Product in the Licensee Territory.

(d)To the extent relating to the Product in the Licensee Territory, Licensor shall, if reasonably requested by Licensee and subject to obligations and limitations as provided under Third Party agreements, take reasonable efforts to exercise any of Licensor’s rights or enforce any material obligation of a Third Party, [***], under the applicable Material Agreement.  In addition, [***].

(e)To the extent relating to the Product in the Licensee Territory, Licensor shall not agree or consent to any substantive amendment, supplement or other modification to the Material Agreement or exercise any other right of agreement or consent thereunder, in each case to the extent that such amendment, supplement, modification, exercise or consent could adversely affect Licensee’s rights under this Agreement, unless Licensee shall have consented in writing to the same, which consent may not be unreasonably withheld or delayed (and which agreement or consent of Licensee shall be provided within [***] ([***]) Business Days after a request therefor if such amendment, supplement or other modification would not adversely affect Licensee’s rights under this Agreement).

(f)Licensor shall not terminate any Material Agreement and shall not take or fail to take any action that would reasonably permit the Third Party to terminate, (either unilaterally or by mutual agreement with the applicable Third Party), or any right thereunder relating to the Product in the Licensee Territory, without the prior written consent of Licensee, which consent may not be unreasonably withheld or delayed.

(g)Licensor shall not during the term of this Agreement (i) grant any lien, pledge, encumbrance, mortgage, or security interest (excluding any license rights or equivalents thereof) (collectively “Liens”) with respect to this Agreement or any of the Licensed Patents or Licensed Technology in the Licensee Territory or (ii) permit such a Lien, to attach to this Agreement or any of such rights, in each case if such Lien would conflict with the rights granted to Licensee hereunder.

(h)Licensor shall at all times comply with the terms of the Material Agreements.  Licensor shall promptly notify Licensee of any actual or threatened breach of any Material Agreements of which Licensor becomes aware.  Without limiting the foregoing, within [***] ([***]) Business Days after Licensor’s receipt of any written notice, or otherwise becoming aware that such a notice may be forthcoming, relating to any alleged breach by Licensor under such Material Agreements, Licensor shall notify Licensee thereof, specifying the basis for the alleged breach, as set out in the notice or otherwise known to Licensor.  Without prejudice to any of Licensee’s other rights under the Agreement or other remedies available to it, Licensee shall have the right to take step to cure an actual breach of the Material Agreements or prevent a termination of the Material Agreements, [***]. [***]

(i)If any Intellectual Property Right becomes Controlled by Licensor after the Effective Date that is subject to the licenses granted to Licensee under this Agreement, Licensor shall not revise, terminate or enter into any Third Party agreement related to or involving such Intellectual Property Right on terms that will cause such Intellectual Property Right to be no longer Controlled by Licensor for purposes of this Agreement.

14.5Except as otherwise expressly set forth in this Agreement, neither Party makes any representation or extends any warranties of any kind either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement or validity of any Patents issued or pending.

Article XV

INDEMNIFICATION

15.1Indemnification of Licensor. Licensee shall indemnify and hold harmless each of Licensor, its Affiliates and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Licensor Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Licensor Indemnitee, arising from, or occurring as a result of: (a) the Development, Manufacturing, Commercialization or other Use of any Compounds and Product by Licensee, its Affiliates or Sublicensees in the Licensee Territory or otherwise pursuant to this Agreement, including any products liability claim arising therefrom; (b) any Clinical Studies sponsored by or on behalf of Licensee in the Licensee Territory (other than Post-Approval Marketing Studies sponsored by Licensor in the Licensee Territory in accordance with Article 4.1(b)), including any products liability claim arising therefrom, (c) the gross negligence or wrongful intentional acts or omissions of Licensee, its Affiliates, subcontractors or Sublicensees; (d) breach by Licensee of any representation, warranty, obligation or covenant as set forth in this Agreement, or (e) the practice by Licensee of the Licensee Technology outside the scope of the licenses granted to Licensee as set forth in this Agreement; except, in each case (a), (b), (c) and (d), to the extent such Third Party Claims arises from the circumstances for which Licensor shall indemnify Licensee Indemnities pursuant to Article 15.2.

15.2Indemnification of Licensee. Licensor shall indemnify and hold harmless each of Licensee, its Affiliates and Sublicensees and the directors, officers and employees of Licensee, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Licensee Indemnitee, arising from, or occurring as a result of: (a) the Development, Manufacturing, Commercialization or other Use of any Compounds and Product by Licensor, its Affiliates or Sublicensees in the Licensor Territory, including any products liability claim arising therefrom (or following termination of this Agreement, anywhere in the world); (b) any Post-Approval Marketing Studies sponsored by Licensor in the Licensee Territory in accordance with Article 4.1(b), (c) the gross negligence or wrongful intentional acts or omissions of Licensor, its Affiliates, subcontractors or Sublicensees; (d) Clinical Studies sponsored by or on behalf of Licensor in the Licensee Territory, including any products liability claim arising therefrom, (d) breach by Licensor of any representation, warranty, obligation or covenant as set forth in this Agreement, or (e) the practice by Licensor of the intellectual property rights licensed to Licensor by Licensee outside the scope of the licenses granted to Licensor as set forth in this Agreement.

15.3Procedure. A Party that intends to claim indemnification under this Article 15.3 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement, provided the Indemnitor may not settle the Third Party Claim without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed, in the event such settlement materially adversely impacts the Indemnitee’s rights or obligations, and further provided that the Indemnitor shall keep the Indemnitee regularly informed of the status of the defense of the Third Party Claim and shall take into consideration the Indemnitee’s reasonable comments thereon.  The Indemnitee shall have the right to participate (but not control) and be represented in any suit or action by advisory council of its selection and [***].  [***].  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 15.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Article 15.3.  The Indemnitee under this Article 15.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

15.4Disclaimer of Liability for Consequential Damages. UNLESS EXPRESSLY PROVIDED HEREUNDER, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, OF ANY KIND WHATEVER AND HOWEVER CAUSED, AND WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE, AND EVEN IF FORESEEABLE OR SUFFERED IN CIRCUMSTANCES WHERE A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 15.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNITIES PROVIDED PURSUANT TO ARTICLES 15.1 AND 15.2 ABOVE.

15.5During the term of the Agreement as set forth in Article 12.1 and thereafter for a period of [***] ([***]) years, each Party shall procure and maintain adequate insurance coverage with international reputable company(ies) or a program of self-insurance (which shall be of types and amounts sufficient to cover the liabilities hereunder, contingent or otherwise of such Party and its Affiliates). It is understood that such insurances shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 15. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [***] ([***]) days prior to the cancellation, non-renewal or material change in such insurance.

Article XVI

DISPUTE RESOLUTION

16.1Referral to Senior Executives. The Parties recognize that a dispute arising out of or in connection with this Agreement (“Dispute”) may from time to time arise during the term of this Agreement. Any such Dispute which cannot be resolved by good faith negotiations shall be referred, by written notice from either Party to the other, to the Senior Executives (or their respective designees) for resolution. The Senior Executives (or their respective designees) shall negotiate in good faith to resolve such Dispute through discussions promptly following such written notice. If the Senior Executives cannot resolve the Dispute within [***] ([***]) days of such written notice, or either Party concludes that the matter will not be so resolved, then, the provisions of Article 16.2 shall apply.  If the Parties should resolve such Dispute pursuant to the procedures in this Article 16.1, a memorandum setting forth their agreement will be prepared and signed by both Parties, if requested by either Party.

16.2Mediation. If the Senior Executives (or their respective designees) cannot resolve the Dispute during the [***] ([***]) day period pursuant to Article 16.1, the Parties shall first refer the dispute to proceedings under the ICC Mediation Rules.  Such mediation shall take place in Paris, France and shall be attended on behalf of each Party for at least one session by a senior business person with authority to resolve the Dispute.

16.3Arbitration. Any Dispute not resolved under the procedures in Article 16.2 within [***] ([***]) days following the filing of a Request for Mediation or within such other period as the parties may agree in writing, such Dispute shall thereafter be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators.  The President of the Tribunal shall be nominated by the two-party nominated arbitrators within [***] ([***]) days of the second arbitrator’s appointment.  The seat, or legal place, of arbitration shall be Paris, France. The language of the arbitration shall be English. The final award shall be rendered within [***] ([***]) months of the constitution of the tribunal, unless the tribunal determines that the interest of justice requires that such limit be extended.  Except as may be required to confirm or enforce a final award, or as may be required by applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

16.4Non-Disclosure of Communications with Internal Counsel. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, any communications exchanged between members of each Party’s respective legal department and directors, employees or agents in connection with any disputes, investigations, administrative or other proceedings, shall not be requested, produced or otherwise used, to the extent such communications would have been covered by legal privilege and not discloseable, had these communications been exchanged between such Party and its external attorneys.

Article XVII

GENERAL PROVISIONS

17.1Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

17.2Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of France, without reference to conflict of law principles.  The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.

17.3Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

17.4Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

17.5Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

17.6Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto), together with the Pharmacovigilance Agreement, the Quality Agreement, and the Supply Agreement (in each case, when executed) constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Confidentiality Agreement between the Parties dated January 9, 2018 and amended on December 19, 2018.  No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

17.7Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Licensor: Puma Biotechnology, Inc. 10880 Wilshire Blvd Suite 2150 Los Angeles, CA 90024 Fax: [***] Attention: [***]	To Licensee: Pierre Fabre Medicament SAS 45 place Abel Gance 92100 Boulogne Billancourt, France Attn: Chief Executive Officer
With a copy to (which shall not constitute notice): Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025, USA Attn: [***]	With a copy to (which shall not constitute notice): Pierre Fabre Medicament SAS Parc Industiel La Chartreuse 81106 Castres, France Attn: General Counsel

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

17.8Assignment.

(a)Except as provided in Article 17.8(b), neither Party may assign or transfer this Agreement or any rights or obligations hereunder to a Third Party without the prior written consent of the other Party.

(b)A Party may assign this Agreement without the other Party’s consent (i) with respect to Licensor, to a Third Party that acquires substantially all of the business or assets of Licensor, or (ii) with respect to Licensee, to a Third Party that acquires all or substantially all of Licensee’s oncology business or assets, in each case (i) and (ii) whether by merger, acquisition or otherwise, provided that the acquiring party agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement.

(c)A Party shall have the right to assign this Agreement to an Affiliate, with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), provided that (i) the assigning Party guarantees the performance of this Agreement by such Affiliate, (ii) such Affiliate agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement, and (iii) if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, the non-assigning Party shall have no obligation to consent to the proposed assignment.

(d)Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Article 17.8 shall be null and void.

(e)Notwithstanding anything contrary in this Agreement, Licensor shall not assign, pledge or otherwise transfer its rights to receive some or all of the Milestone Payments and Royalties payable hereunder without Licensee’s prior written consent in its sole discretion.

17.9Performance. Unless expressly otherwise provided hereunder, each Party or its Affiliates may perform its obligations hereunder through its Affiliates or Subcontractors, provided that such Party shall have entered into a written agreement (a “Subcontract”) with its Subcontractors which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality and non-use provisions no less restrictive than those set forth in Article 9.  Additionally, to the extent that such Subcontractor shall be responsible for performance of any Development activities undertaken in accordance with this Agreement, then the applicable Subcontract shall contain a certification that such Subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act (or similar Laws of any other country), and is not the subject of a conviction described in such section.  Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

17.10No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Licensee and Licensor.  Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

17.11Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; and (b) the singular shall include the plural and vice versa. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. This Agreement shall not confer any benefits on any Third Parties and no Third Party may enforce any term of this Agreement.

17.12Compliance with Laws. Notwithstanding anything to the contrary contained herein, all obligations of Licensor and Licensee are subject to compliance with regulations of the European Union, or any other relevant country and such other Laws and regulations in effect in the European Union, or any other relevant country as may be applicable, such as but not limited to export, anti-corruption, Data Protection Law, anti-trust or competition laws, and to obtaining all necessary approvals required by the applicable agencies of the governments of the countries within the European Union, and any other relevant countries. Licensor and Licensee shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

17.13Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

[Page Signature Follows]

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

PUMA BIOTECHNOLOGY, INC.

BY: _______________________________

NAME: Alan Auerbach

TITLE: Chief Executive Officer and President

PIERRE FABRE MEDICAMENT SAS

BY: _______________________________

NAME: Frédéric DUCHESNE

TITLE: Chief Executive Officer and President

SCHEDULE 2.2

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SCHEDULE 14.2(c)

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US-DOCS\107490705.1

Schedule 14.2(d)

[***]

US-DOCS\107490705.1

Schedule 14.2(p)

[***]

Schedule 14.4(a)

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EXHIBIT 1

LICENSED PATENTS

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EXHIBIT 2

TRANSITION PLAN

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EXHIBIT 3

ONGOING CLINICAL TRIALS

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EXHIBIT 4

POST-APPROVAL MARKETING STUDIES

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EXHIBIT 5

PRODUCT TRADEMARKS AND DOMAIN NAMES

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EXHIBIT 6

KEY SUPPLY TERMS

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EXHIBIT 7

PRESS RELEASE

News Release

Puma Biotechnology and Pierre Fabre Enter into Exclusive

License Agreement to Develop and Commercialize

NERLYNX® (neratinib) in Europe

LOS ANGELES, Calif. and CASTRES, France,  March XX, 2019 – Puma Biotechnology, Inc. (Nasdaq: PBYI) and Pierre Fabre have entered into an exclusive license agreement under which Pierre Fabre will develop and commercialize NERLYNX® (neratinib) within Europe and part of Africa. In September 2018 the European Commission granted marketing authorization for NERLYNX® (neratinib) for the extended adjuvant treatment of adult patients with early stage hormone receptor positive HER2-overexpressed/amplified breast cancer and who are less than one year from the completion of prior adjuvant trastuzumab-based therapy.

Pierre Fabre will have exclusive commercialization rights for NERLYNX in European countries excluding Russia and Ukraine, along with countries in North Africa and francophone countries of West Africa. Pierre Fabre will also be responsible of conducting additional clinical studies and leading regulatory activities in connection with the European Medicines Agency (EMA).

Under the terms of the agreement, Puma will receive an upfront payment of $60 million, as well as additional regulatory and commercial milestone payments totaling up to $345 million. In addition, Puma will receive significant double-digit royalties on NERLYNX sales throughout the territory covered by the license agreement between Puma and Pierre Fabre.

“Puma is committed to providing access to NERLYNX to patients around the world and soon physicians and patients in Europe will have commercial availability of NERLYNX,” stated Alan H. Auerbach, Chief Executive Officer and President of Puma. “Pierre Fabre has a robust commercial and medical oncology infrastructure that we hope will lead to rapid commercial access to NERLYNX.”

“We are thrilled to provide this new therapy to patients with HER2-positive breast cancer throughout Europe,” said Frederic Duchesne, Chief Executive Officer, Pierre Fabre Pharmaceuticals. “Pierre Fabre has developed a strong expertise and presence in the breast cancer treatment and the addition of NERLYNX to our historical oncology portfolio will allow us to strengthen our commercial presence. We anticipate providing access to NERLYNX to patients throughout Europe in 2019 and 2020, starting with Germany.”

About HER2-Positive Breast Cancer

Approximately 20% to 25% of breast cancer tumors over-express the HER2 protein. HER2-positive breast cancer is often more aggressive than other types of breast cancer, increasing the risk of disease progression and death. Although research has shown that trastuzumab can reduce the risk of early stage HER2-positive breast cancer returning after surgery, up to 25% of patients treated with trastuzumab experience recurrence.

Important EU NERLYNX® (neratinib) Safety Information

All suspected adverse reactions should be reported in accordance with the national reporting system.

The adverse reactions described in this section were identified in the randomized Phase 3 clinical trial (n=2840). The most common adverse reactions of any grade were diarrhoea (93.6%), nausea (42.5%), fatigue (27.3%), vomiting (26.8%), abdominal pain (22.7%), rash (15.4%), decreased appetite (13.7%), abdominal pain upper (13.2%), stomatitis (11.2%), and muscle spasms (10.0%).

The most common Grade 3-4 adverse reactions were diarrhoea (Grade 3, 36.9% and Grade 4, 0.2%) and vomiting (Grade 3, 3.4% and Grade 4, 0.1%).

Adverse reactions reported as serious included diarrhoea (1.9%), vomiting (1.3%), dehydration (1.1%), nausea (0.5%), alanine aminotransferase increased (0.4%), aspartate aminotransferase increased (0.4%), abdominal pain (0.3%), fatigue (0.3%) and decreased appetite (0.2%).

For full European prescribing information, please refer to the NERLYNX (neratinib) Summary of Product Characteristics on the European Medicines Agency website

(http://www.ema.europa.eu/ema/).

Important Safety Information Regarding NERLYNX® (neratinib) U.S. Indication

NERLYNX® (neratinib) tablets, for oral use

INDICATIONS AND USAGE: NERLYNX is a kinase inhibitor indicated for the extended adjuvant treatment of adult patients with HER2 overexpressed/amplified breast cancer, to follow adjuvant trastuzumab-based therapy.

CONTRAINDICATIONS: None

WARNINGS AND PRECAUTIONS:

•

Diarrhea: Aggressively manage diarrhea occurring despite recommended prophylaxis with additional antidiarrheals, fluids, and electrolytes as clinically indicated. Withhold NERLYNX in patients experiencing severe and/or persistent diarrhea. Permanently discontinue NERLYNX in patients experiencing Grade 4 diarrhea or Grade≥ 2 diarrhea that occurs after maximal dose reduction.

•

Hepatotoxicity: Monitor liver function tests monthly for the first 3 months of treatment, then every 3 months while on treatment and as clinically indicated. Withhold NERLYNX in patients experiencing Grade 3 liver abnormalities and permanently discontinue NERLYNX inpatients experiencing Grade 4 liver abnormalities.

•	Embryo-Fetal Toxicity: NERLYNX can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS: The most common adverse reactions (≥ 5%) were diarrhea, nausea, abdominal pain, fatigue, vomiting, rash, stomatitis, decreased appetite, muscle spasms, dyspepsia, AST or ALT increase, nail disorder, dry skin, abdominal distention, epistaxis, weight decreased and urinary tract infection.

To report SUSPECTED ADVERSE REACTIONS, contact Puma Biotechnology, Inc. at

1-844-NERLYNX (1-844-637-5969) and www.NERLYNX.com or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

DRUG INTERACTIONS:

•

Gastric acid reducing agents:  Avoid concomitant use with proton pump inhibitors. When patients require gastric acid reducing agents, use an H2-receptor antagonist or antacid. Separate NERLYNX by at least 3 hours with antacids. Separate NERLYNX by at least 2 hours before or 10 hours after H2-receptor antagonists.

•	Strong or moderate CYP3A4 inhibitors: Avoid concomitant use.
•	Strong or moderate CYP3A4 inducers: Avoid concomitant use.
•	P-glycoprotein (P-gp) substrates: Monitor for adverse reactions of narrow therapeutic agents that are P-gp substrates when used concomitantly with NERLYNX.

USE IN SPECIFIC POPULATIONS:

∙Lactation: Advise women not to breastfeed.

Please see Full Prescribing Information<https://nerlynx.com/pdf/full-prescribing-information.pdf> for additional safety information.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. The Company in-licenses the global development and commercialization rights to three drug candidates — PB272 (neratinib, oral), PB272 (neratinib, intravenous) and PB357. Neratinib, oral was approved by the U.S. Food and Drug Administration in July 2017 for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer, following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets. NERLYNX was granted marketing authorization by the European Commission in September 2018 for the extended adjuvant treatment of adult patients with early stage hormone receptor-positive HER2-overexpressed/amplified breast cancer and who are less than one year from completion of prior adjuvant trastuzumab-based therapy. NERLYNX is a registered trademark of Puma Biotechnology, Inc.

Further information about Puma Biotechnology can be found at www.pumabiotechnology.com.

About Oncology at Pierre Fabre

Pierre Fabre’s expertise in oncology is based on almost four decades of experience in the discovery, development and global marketing of innovative cancer drugs, including monoclonal antibodies and ADCs. Navelbine® has been one of the company’s major successes and is valuable in the treatment of breast cancer patients. The company conducts its R&D in two oncology centers, based in Saint-Julien-en-Genevois (near Geneva) and at the Oncopole campus in Toulouse. The Oncopole is officially recognized by the French government as a National Center of Excellence for cancer research. In 2015, Pierre Fabre entered into an agreement with the American biotech company, Array BioPharma, to codevelop two small molecules (kinase inhibitors), Braftovi® & Mektovi®. The primary indication (melanoma) was approved in September 2018 by EMA and marketing is already underway in Germany, the UK, the Netherlands, Austria, Norway and Denmark.

About Pierre Fabre

With a portfolio representing a continuum of activities spanning from prescription drugs and consumer healthcare products to dermo-cosmetics, Pierre Fabre is the 2nd largest dermo-cosmetics laboratory in the world, the 2nd largest private French pharmaceutical group and the market leader in France for products sold over the counter in pharmacies. Its portfolio includes several global brands and franchises among which Eau Thermale Avène, Klorane, Ducray, René Furterer, A-Derma, Galénic, Elancyl, Naturactive, Pierre Fabre Health Care, Pierre Fabre Oral Care, Pierre Fabre Dermatologie and Pierre Fabre Oncologie.

In 2018, Pierre Fabre generated 2,3 billion euros in revenues, of which 63% came from its international business and 61% from its dermo-cosmetics division. Pierre Fabre, which has always been headquartered in the South-West of France, counts about 11,000 employees worldwide, owns subsidiaries and offices in 47 countries and enjoys distribution agreements in over 130 countries. In 2018, Pierre Fabre dedicated 187 million euros to R&D efforts, split between oncology, consumer healthcare, dermatology and dermo-cosmetics.

Pierre Fabre is 86%-owned by the Pierre Fabre Foundation, a government-recognized public-interest foundation, and secondarily by its own employees through an international employee stock ownership plan.

The independent French certification group AFNOR audited in 2015 Pierre Fabre for its corporate social responsibility policy at the “exemplary” level, according to the ISO 26000 standard for CSR.

To find out more about Pierre Fabre, please go to www.pierre-fabre.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercialization and commercial availability of NERLYNX® in European countries excluding Russia and Ukraine, along with countries in North Africa and francophone countries of West Africa; the registration and regulatory approval of NERLYNX in the region; and potential payments and royalties payable under the license agreement.. All forward-looking statements involve risks and uncertainties that could cause Puma’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the risk factors disclosed in the periodic and current reports filed by Puma with the Securities and Exchange Commission from time to time, including Puma’s Annual Report on Form 10-K for the year ended December 31, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Puma assumes no obligation to update these forward-looking statements, except as required by law.

Contact:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Alex Fudukidis, Russo Partners, +1-212-845-4271
david.schull@russopartnersllc.com

alex.fudukidis@russopartnersllc.com

Valérie Roucoules, Pierre Fabre + 33 1 49 10 83 84 / + 33 6 20 88 61 65

valerie.roucoules@pierre-fabre.com

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EXHIBIT 8

TEMPLATE OF ROYALTY REPORTS

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